Exhibit 10.6

INTERIM SERVICING AND SERVICING RIGHTS PURCHASE AGREEMENT

among

FIRST NLC FINANCIAL SERVICES, LLC

and

NLC, Inc.

and

FIRST NLC, Inc.

Owner

OCWEN FINANCIAL CORPORATION

and

OCWEN FEDERAL BANK FSB

Servicer

FIXED RATE AND ADJUSTABLE RATE MORTGAGE LOANS

Dated as of June 17, 2003

-i-

-ii-

EXHIBITS

EXHIBIT A	DATA TAPE FIELDS
EXHIBIT B	MORTGAGE LOAN SCHEDULE
EXHIBIT C	CUSTODIAL ACCOUNT LETTER AGREEMENT
EXHIBIT D	ESCROW ACCOUNT LETTER AGREEMENT
EXHIBIT E	CONTENTS OF EACH MORTGAGE SERVICING FILE
EXHIBIT F	FORM OF MONTHLY REPORT
EXHIBIT G	FORM OF POWER OF ATTORNEY
EXHIBIT H	LIST OF TAX SERVICER CONTRACT PROVIDERS
EXHIBIT I	SERVICING TRANSFER PROCEDURES
EXHIBIT J	FORM OF PRICING LETTER
EXHIBIT K	FORM OF BILL OF SALE
EXHIBIT L	CERTIFICATE REGARDING GEORGIA LOANS

-iii-

THIS INTERIM SERVICING AGREEMENT, dated as of the 17th day of June 2003, among First NLC Financial Services, LLC, a Florida limited liability company, having an office at 700 West Hillsboro Boulevard, Building 1, Deerfield Beach, FL 33441, and NLC, Inc, a Tennessee Corporation, having an office at office at 700 West Hillsboro Boulevard, Building 1, Deerfield Beach, FL 33441, and First NLC, Inc., a Minnesota Corporation, having an office at 700 West Hillsboro Boulevard, Building 1, Deerfield Beach, FL 33441 (Collectively the “Owner”), OCWEN FINANCIAL CORPORATION, a Florida corporation (“OFC”), having an office at The Forum, 1675 Palm Beach Lakes Boulevard, West Palm Beach, FL 33401, and OCWEN FEDERAL BANK FSB, a federally chartered savings bank (the “Servicer”), having an office at The Forum, 1675 Palm Beach Lakes Boulevard, West Palm Beach, FL 33401.

W I T N E S S E T H:

WHEREAS, the Owner from time to time intends to purchase Mortgage Loans pursuant to the terms of certain mortgage loan purchase agreements between the Owner and certain third party sellers on a servicing-released basis;

WHEREAS, the Owner has agreed from time to time to sell the Servicing Rights (as defined herein) to either the Servicer or OFC (as specified in the Pricing Letter), and the Servicer or OFC, as the case may be, has agreed to purchase such Servicing Rights from time to time from the Owner; and

WHEREAS, the Servicer, OFC and the Owner have agreed that the Servicer shall service certain of such Mortgage Loans and REO Property on behalf of the Owner commencing on the related Servicing Transfer Date (as defined herein) and terminating on the related Transfer Date (as defined herein), and the parties hereto desire to provide the mechanics of such servicing by the Servicer.

NOW, THEREFORE, in consideration of the mutual covenants made herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings specified in this Article:

“Acceptable Servicing Practices”: With respect to any Mortgage Loan or REO Property, those servicing, collection, resolution or disposition practices that are undertaken to maximize the net present value to the Owner of the Owner’s investment in any Mortgage Loan or REO Property by prudent mortgage lending institutions which service mortgage loans, defaulted mortgage loans and REO properties of the same type as such Mortgage Loan or REO Property in the jurisdiction where the related Mortgaged Property or REO Property is located, and in all cases without regard to:

1. any relationship that the Servicer, any sub-servicer or any affiliate of the Servicer or any other sub-servicer may have with the related Mortgagor; or

2. the ownership, or servicing or management for others, by the Servicer or any sub-servicer, of any other mortgage loans or property; provided, however, that such services are performed in compliance with the terms of this Agreement.

“Adequately Capitalized”: Adequately Capitalized shall mean, with respect to any Insured Depository Institution, the maintenance by such Insured Depository Institution of capital ratios at or above the required minimum levels for such capital category under the regulations promulgated pursuant to Section 1831(o) of Title 12 of the United States Code, as amended from time to time, by the Appropriate Federal Banking Agency for such institution, as such regulation may be amended from time to time.

“Adjustable Rate Mortgage Loan”: A Mortgage Loan that provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjustment Date”: With respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on the Adjustable Rate Mortgage Loan will be adjusted in accordance with the terms of the related Mortgage Note.

“Agreement”: This Interim Servicing and Servicing Rights Purchase Agreement including all exhibits hereto, amendments hereof and supplements hereto.

“Ancillary Income”: Income (other than prepayment penalties) from the Mortgage Loans which the Servicer is legally entitled to collect (exclusive of the Servicing Fee), including, without limitation, late charges, reconveyance fees, insufficient fund fees, assumption fees, modification fees, fees associated with any repayment plan or forbearance agreement, fees associated with any payoff, interest on escrow accounts (but only to the extent that applicable laws or regulations or the Mortgage Loan Documents do not require that such interest be paid to the applicable Mortgagor under a Mortgage Loan), interest on the Custodial Account, and all other incidental fees with respect to the Mortgage Loans.

“Applicable Regulations”: As to any Mortgage Loan, all federal, state and local laws, statutes, rules and regulations applicable thereto.

“Appraised Value”: With respect to any Mortgage Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a Refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such Refinanced Mortgage Loan.

“Appropriate Federal Banking Agency”: Appropriate Federal Banking Agency shall have the meaning ascribed to it by Section 1813(q) of Title 12 of the United States Code, as amended from time to time.

“Assignment of Mortgage”: An individual assignment of the Mortgage, notice of transfer or equivalent instrument to give record notice of the sale of the Mortgage to the Owner, [if required].

“Bill of Sale”: A bill of sale with respect to the sale of any Servicing Rights on any Sale Date substantially in the form attached hereto as Exhibit K.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking or savings and loan institutions in the State of New Jersey, the State of New York or the state in which the servicing operations of the Servicer are located are authorized or obligated by law or executive order to be closed.

“Code”: The Internal Revenue Code of 1986, as amended.

“Commitment Letter”: With respect to the sale of Servicing Rights for a pool of Loans, the letter agreement between the Owner and the Purchaser setting forth the terms and conditions with respect to such sale.

“Condemnation Proceeds”: All awards or settlements in respect of a taking of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation.

“Custodial Account”: The separate account or accounts created and maintained pursuant to Section 5.04.

“Custodial Agreement”: With respect to any Mortgage Loan, the agreement governing the retention of the originals of the related Mortgage Note, Mortgage, Assignment of Mortgage and each other Mortgage Loan Document.

“Custodian”: With respect to any Custodial Agreement, the custodian thereunder or its successor in interest or permitted assign, or any successor to the Custodian under the Custodial Agreement, as therein provided.

“Cut-off Date”: With respect to each Mortgage Loan, the first day of the month in which the Servicing Transfer Date occurs.

“Deboarding Fee”: The Deboarding Fee shall be an amount equal to:

(a) $25 per Mortgage Loan or REO Property during the first year after the Mortgage Loan or REO Property has been made subject to this Agreement;

(b) $15 per Mortgage Loan or REO Property during the second year after the Mortgage Loan or REO Property has been made subject to this Agreement; and

(c) $0, thereafter.

“Determination Date”: The last day of each month preceding a Remittance Date.

“Due Date”: The day of the month on which each Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Eligible Account”: Either (a) a segregated account or accounts maintained with an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized short term debt obligations of which institution shall be rated “A-1” or higher by Standard & Poor’s Ratings Group and “P-1” or higher by Moody’s Investors Service, Inc., or (b) a segregated trust account or accounts maintained with the trust department of a federal or state chartered depository institution, having capital and surplus of not less than $100,000,000, acting in its fiduciary capacity. Eligible Accounts may bear interest.

“Environmental Problem Property”: A Mortgaged Property or REO Property that is in violation of any environmental law, rule or regulation.

“Environmental Liability”: Any and all claims, losses, damages liabilities, judgments, penalties, fines, forfeitures, reasonable legal fees and expenses, and any and all related costs and/or expenses of litigation, administrative and/or regulatory agency proceedings, and any other costs, fees and expenses, suffered or incurred by the Servicer arising out of or resulting from the introduction of such materials on any Mortgaged Property or REO Property before and/or after the date hereof, including, without limitation, (i) any liability under or on account of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as the same may be amended from time to time, and/or any other federal or state environmental laws, and specifically including, without limitation, any liability relating to asbestos and asbestos containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition, including the assertion of any lien thereunder, (ii) claims brought by third parties for loss or damage incurred or sustained subsequent to the date hereof, and (iii) liability with respect to any other matter affecting a Mortgaged Property or REO Property within the jurisdiction of the federal Environmental Protection Agency or state environmental regulatory agencies pursuant to any state laws, and in the regulations adopted pursuant to any of said laws.

“Escrow Account”: The separate trust account or accounts created and maintained pursuant to Section 5.06.

“Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by a Mortgagor with a Mortgagee pursuant to a Mortgage Loan.

“Event of Default”: Any one of the conditions or circumstances enumerated in Section 9.01.

“Fannie Mae”: Fannie Mae, or any successor organization.

“FDIC”: The Federal Deposit Insurance Corporation or any successor organization.

“Fidelity Bond”: A fidelity bond to be maintained by the Servicer pursuant to Section 5.12.

“First Mortgage Loan”: A Mortgage Loan that is secured by a first lien on the Mortgaged Property.

“Fixed Rate Mortgage Loan”: A Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

“Freddie Mac”: Freddie Mac, or any successor organization.

“HUD”: The United States Department of Housing and Urban Development, or any successor thereto.

“Insured Depository Institution”: Insured Depository Institution shall have the meaning ascribed to such term by Section 1813(c)(2) of Title 12 of the United States Code, as amended from time to time.

“Liquidation Proceeds”: Amounts, other than Primary Insurance Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by the Servicer in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale, sale of the Mortgaged Property or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 5.13.

“Loan-to-Value Ratio”: With respect to any First Mortgage Loan, the original principal balance of such Mortgage Loan divided by the Appraised Value of the related Mortgaged Property.

“Monthly Payment”: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note as modified pursuant to any forbearance plan or bankruptcy plan agreement.

“Monthly Report”: A monthly report substantially in the form of Exhibit F hereto.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second lien on Mortgaged Property securing the Mortgage Note.

“Mortgage Impairment Insurance Policy”: A mortgage impairment or blanket hazard insurance policy as described in Section 5.11.

“Mortgage Insurer”: The Federal Housing Administration as a mortgage insurer, the United States Department of Veterans Affairs as a mortgage guarantor and any issuer of private mortgage insurance.

“Mortgage Interest Rate”: With respect to each Fixed Rate Mortgage Loan, the fixed annual rate of interest provided for in the related Mortgage Note and, with respect to each Adjustable Rate Mortgage Loan, the annual rate that interest accrues on such Adjustable Rate Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, which rate, as of the Cut-off Date, shall be the rate set forth in the related Mortgage Loan Schedule as the Mortgage Interest Rate.

“Mortgage Loan”: An individual mortgage loan subject to the terms of this Agreement and identified on the Mortgage Loan Schedule attached hereto as of the date hereof and all additional mortgage loans subjected to this Agreement pursuant to Section 2.01 and Section 3.01, but excluding any individual mortgage loans withdrawn from the loans being serviced hereunder pursuant to the terms of this Agreement.

“Mortgage Loan Documents”: With respect to each Mortgage Loan, the documents delivered to the related Custodian pursuant to the related Custodial Agreement.

“Mortgage Loan Schedule”: The list of Mortgage Loans subject to this Agreement and identified on the schedule attached hereto as Exhibit B as of the date of this Agreement, as amended or supplemented from time to time to reflect the delivery of additional Mortgage Loans hereunder pursuant to Section 2.01 and Section 3.01 or the withdrawal of Mortgage Loans pursuant to the terms of this Agreement.

“Mortgage Note”: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property”: A fee simple interest in, or a leasehold estate with respect to, real properties located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgage Servicing File”: The documents pertaining to each Mortgage Loan referred to on Exhibit E attached hereto, which are delivered to the Servicer in connection with the servicing of the Mortgage Loans, as well as any documents and information accumulated by Servicer in its role as servicer.

“Mortgagee”: The mortgagee or beneficiary named in the related Mortgage and the successors and assigns of such mortgagee or beneficiary.

“Mortgagor”: The obligor on a Mortgage Note, the owner of the Mortgaged Property and the grantor or mortgagor named in the related Mortgage and such grantor’s or mortgagor’s successors in title to the Mortgaged Property.

“Net Investment Earnings”: With respect to any Custodial Account or Escrow Account, for any period from any Remittance Date to the immediately succeeding Remittance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 5.15. Such losses shall include, and the Servicer shall be responsible for, any shortfalls in any Custodial Account or Escrow Account caused by a late payment on a Permitted Investment.

“Net Investment Loss”: Any Custodial Account or Escrow Account, for any period from any Remittance Date to the immediately succeeding Remittance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds held in such account in accordance with Section 5.15, exceeds the aggregate of all interest and other income realized during such period on such funds. Such losses shall include, and the Servicer shall be responsible for, any shortfalls in any Custodial Account or Escrow Account caused by a late payment on a Permitted Investment.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the reasonable business judgment of the Servicer, will not, or, in the case of a proposed Servicing Advance, would not be, ultimately recoverable from related late payments, Other Insurance Proceeds, Primary Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

“OFC”: Ocwen Financial Corporation, a Florida corporation.

“Officers’ Certificate”: A certificate signed by the Chief Executive Officer, Chief Operating Officer, Vice President or an Assistant Vice President of the Servicer and delivered to the Owner as required by this Agreement. On or prior to the date hereof, the Servicer shall deliver to the Owner an incumbency certificate with respect to all such authorized signatories.

“Other Insurance Proceeds”: Proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan, other than the Primary Insurance Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing mortgage loans held for its own account.

“Owner”: First NLC Financial Services, LLC, a Florida limited liability company and NLC, Inc., a Tennessee Corporation and First NLC, Inc., a Minnesota Corporation, and its successors in interest, and any Person who assumes the obligations of Owner hereunder with respect to one or more Mortgage Loans.

“Pass-Through Transfer”: The sale or transfer of some or all of the Mortgage Loans by the Owner to a trust to be formed as part of a publicly issued or privately placed mortgage-backed securities transaction.

“Permitted Investments”: Any one or more of the following obligations or securities having the required ratings, if any, provided for in this definition and which provides for a date of maturity as set forth in Section 5.16:

(i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less after the date of issuance; provided that any obligation of, or guarantee by, Fannie Mae or Freddie Mac, other than an unsecured senior debt obligation of Fannie Mae or Freddie Mac, shall not be a Permitted Investment;

(ii) time deposits, unsecured certificates of deposit, or bankers’ acceptances that mature in 1 year or less after the date of issuance and are issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company are rated in the highest rating category of at least one (1) Rating Agency;

(iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of 1 year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) rated “A” or higher by S&P and rated “A2” or higher by Moody’s described in clause (ii) above;

(iv) debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of issuance, which debt obligations are rated in the highest rating category of at least one (1) Rating Agency; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) of any corporation or other entity organized under the laws of the United States or any state thereof payable on demand or on a specified date maturing in 1 year or less after the date of issuance thereof and which is rated in the highest rating category of at least one (1) Rating Agency; and

(vi) money market funds, rated in the highest rating categories of at least one (1) Rating Agency;

provided, however, that in each case (a) if the investment is rated by S&P, it shall not have an “r” highlighter affixed to its rating, (b) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (c) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

“Person”: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, limited partnership, government or any agency or political subdivision thereof.

“Pricing Letter”: The letter agreement substantially in the form of Exhibit J hereto, executed by the Owner, the Purchaser and the Servicer in connection with the sale of Servicing Rights that sets forth the terms of such sale, including a description of the related Mortgage Loans and the related Purchase Price.

“Primary Insurance Policy”: Each policy of primary guaranty of mortgage insurance issued by a Qualified Insurer in effect with respect to any Mortgage Loan, or any replacement policy therefor obtained by the Servicer pursuant to Section 5.08.

“Primary Insurance Proceeds”: Proceeds of any Primary Insurance Policy.

“Principal Prepayment”: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment and which reduces the Unpaid Principal Balance of such Mortgage Loans.

“Purchase Price”: The purchase price for the Servicing Rights with respect to a pool of Mortgage Loans as set forth in the related Pricing Letter.

“Purchaser”: The Servicer or OFC, as set forth in the related Pricing Letter.

“Qualified Insurer”: Any insurance company acceptable to Fannie Mae or Freddie Mac.

“Rating Agency”: Any one of Fitch, Inc., Moody’s Investors Service, Inc. or S&P.

“Reconstitution”: The actions required by Section 11.13 in connection with a Whole Loan Transfer or Pass-Through Transfer.

“Reconstitution Agreement”: The agreement or agreements entered into by the Servicer and the Owner and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or a Pass-Through Transfer as provided in Section 11.13.

“Reconstitution Date”: The date or dates on which any or all of the Mortgage Loans subject to this Agreement shall be removed from this Agreement and reconstituted as part of a Whole Loan Transfer or Pass-Through Transfer pursuant to Section 11.13.

“Refinanced Mortgage Loan”: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan.

“Remittance Date”: The tenth (10th) Business Day of each month.

“REO Disposition”: The final sale by the Servicer of any REO Property.

“REO Property”: (a) as of any Determination Date for the purpose of calculating the relevant Servicing Fee, and (b) as of the actual date of acquisition of title for all other purposes: any Mortgaged Property that was subject to a Mortgage Loan, after the Mortgaged Property has been acquired on behalf of the Owner pursuant to this Agreement through foreclosure or similar proceedings, acceptance of deed-in-lieu of foreclosure, acquisition of title in lieu of foreclosure or the acquisition of title by operation of law.

“Requirements”: All federal, state or local laws, rules and regulations and any other requirements of any government or agency or instrumentality thereof applicable to the servicing of the Mortgage Loans, the management of the REO Properties or the provision of services hereunder by the Servicer.

“S&P”: Standard and Poor’s, a division of The McGraw Hill Companies, Inc.

“Sale Date”: The date on which the Owner sells to the Purchaser all legal and beneficial right, title and interest in and to any Servicing Rights.

“Servicer”: Ocwen Federal Bank FSB, a federal savings bank, and its successors in interest, and any successor servicer under this Agreement appointed as herein provided.

“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Servicer (whether or not such advances is not, in the reasonable determination of the Servicer, a Nonrecoverable Servicing Advance when made but, thereafter, becomes a Nonrecoverable Servicing Advance) in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of the Mortgaged Property and the REO Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) performance of the obligations under Sections 2.03, 2.04, 5.03, 5.08 and 7.02.

“Servicing Fee”: With respect to each Mortgage Loan, the fee payable to the Servicer in its capacity as servicer, which fee (unless otherwise agreed to in writing by the Servicer and the Owner with respect to specified Mortgage Loans) shall be equal to: (i) $15.00 for each Mortgage Loan which is less than sixty (60) days delinquent, (ii) $80 for each Mortgage Loan which is sixty (60) or more days delinquent, and (iii) $115 for each REO Property, in each case, for each calendar month, in which the related Mortgage Loan or REO Property is serviced. The Servicing Fee shall be pro rated in the event that the Mortgage Loans are serviced for less than a full month at any time.

“Servicing Officer”: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner as of the date hereof, as such list may from time to time be amended.

“Servicing Rights”: With respect to the Mortgage Loans identified on a Mortgage Loan Schedule to a Pricing Letter, all of the Owner’s right, title and interest in and to the servicing of such Mortgage Loans, including all rights to receive or retain amounts in respect of servicing fees (in an amount specified in the related Pricing Letter), late fees and other Ancillary Income (other than prepayment penalties) and similar payments, reimbursement for any servicing and delinquency advances, or other expenses and costs, and investment earnings or other benefits from positive account balances, together with all collection account balances, escrow account balances, contract rights, incidental income and benefits to the extent related to the servicing rights, and exclusive rights to possession and use of Mortgage Servicing Files and records directly or indirectly related thereto, including, without limitation, borrower lists, insurance policies and tax service agreements; provided, however, that the term Servicing Rights shall not include any obligations of the Owner or any affiliate as depositor or seller under a previous servicing agreement or related agreement, including but not limited to, any obligations in connection with any representations or warranties made by the Owner or any affiliate as depositor or as seller or any obligation to remedy breaches of any representations or warranties or to indemnify any party in connection therewith or any other recourse obligation of the Owner or any affiliate in its capacity as depositor or as seller thereunder.

“Servicing Transfer Date”: With respect to each Mortgage Loan, the date on which the Owner transfers the servicing of such Mortgage Loan to the Servicer or, to the extent servicing of such Mortgage Loan was previously transferred by the prior servicer to the Servicer prior to the Owner becoming owner of such Mortgage Loan, the Servicing Transfer Date shall be deemed to be the date that the Servicer and the Owner agree shall be the date that such Mortgage Loan becomes subject to this Agreement.

“Servicing Transfer Procedures”: The provisions set forth in Exhibit I attached hereto.

“Transfer Date”: With respect to each Mortgage Loan or REO Property, the date designated by the Owner in a writing delivered to the Servicer, which date shall not be earlier than thirty (30) days after the Servicer’s receipt of such written notice, on which the Servicer transfers the servicing responsibilities of such Mortgage Loan or REO Property to the Owner or its designee.

“Unpaid Principal Balance”: As to each Mortgage Loan on any date of determination, the unpaid principal balance of the Mortgage Loan.

“Whole Loan Transfer”: Any sale or transfer of some or all of the Mortgage Loans by the Owner to a third party, which sale or transfer is not a Pass-Through Transfer.

ARTICLE II

RECORD TITLE AND POSSESSION OF MORTGAGE SERVICING FILES: BOOKS

AND RECORDS

Section 2.01. Servicing Transfer; Record Title and Possession of Mortgage Servicing Files. The Owner shall notify the Servicer not less than fifteen (15) days prior to any proposed Servicing Transfer Date that it desires to have the Servicer service the related mortgage loans pursuant to the terms of this Agreement and shall forward to the Servicer with such notice by computer readable electronic transmission, a schedule of such mortgage loans and data tapes with respect to such loans, containing the information specified in Exhibit A. In the event that the Servicer elects not to service such mortgage loans pursuant to the terms hereof, the Servicer shall verbally advise the Owner of such election within two (2) Business Days of receipt of such schedule and information. Otherwise, each such mortgage loan shall constitute a “Mortgage Loan” hereunder and shall be subject to this Agreement as of the related Servicing Transfer Date.

With respect to each Mortgage Loan to be serviced hereunder, the Owner shall, or the Owner shall cause the prior servicer to, comply with the Servicing Transfer Procedures and deliver to the Servicer the Mortgage Servicing File for each related Mortgage Loan and, by computer readable electronic transmission, the related Mortgage Loan Schedule not later than five (5) Business Days after the Servicing Transfer Date. Any fees and expenses incurred in transferring the Mortgage Servicing File to the Servicer shall be the obligation of the Owner. In the event that the Mortgage Servicing File fails to contain all of those items set forth in Exhibit E hereof on the date on which the Mortgage Servicing File is required to be delivered to the Servicer, the Servicer shall notify the Owner, and the Owner shall use reasonable efforts, at the Owner’s sole expense, to cause to be delivered promptly to the Servicer any missing documents therefrom, or, upon the request of the Owner and at the Owner’s sole expense, the Servicer may, for a fee acceptable to the Owner and the Servicer, undertake to obtain any missing documents therefrom. Until all of such documents with respect to a Mortgage Loan are delivered to the Servicer, or obtained by the Servicer as set forth above, notwithstanding anything to the contrary contained in this Agreement or otherwise, the Servicer shall have no liability for any breach of this Agreement resulting, directly or indirectly, from the Owner’s failure to deliver to the Servicer, or the Servicer’s failure to receive, the complete Mortgage Servicing File for each Mortgage Loan. With respect to each Mortgage Loan to be serviced hereunder, the Owner will use reasonable efforts to cause all funds, if any, in any escrow or custodial account kept by the prior servicer to be transferred to the Servicer not later than the Business Day following the Servicing Transfer Date. In the event that such funds are not delivered to the Servicer not later than one (1) Business Day following the Servicing Transfer Date, the Servicer will notify the Owner, and, notwithstanding anything to the contrary contained in this Agreement or otherwise, the Servicer shall have no liability for any breach of this Agreement resulting, directly or indirectly, from the Owner’s failure to deliver to the Servicer by such date all of such funds with respect to each Mortgage Loan. Notwithstanding any provision in this Agreement to the contrary, this paragraph shall not be applicable with respect to any Mortgage Loans to the extent servicing of such Mortgage Loans was previously transferred by the prior servicer to the Servicer prior to the Owner becoming owner of such Mortgage Loans.

Record title to the Mortgage Loans shall be retained by the Owner, and possession of any Mortgage Servicing Files delivered to the Servicer shall be held in trust for the Owner as the owner thereof, for the sole purpose of servicing the Mortgage Loans. The ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the Mortgage Loan Documents, the contents of the related Mortgage Servicing File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, is vested in the Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the benefit of the Owner as the owner of the Mortgage Loans. Any portion of the Mortgage Servicing Files held by the Servicer shall be segregated from the other books and records of the Servicer and shall be appropriately marked to clearly reflect the ownership of the Mortgage Loans by the Owner. The Servicer shall release its custody of the contents of the Mortgage Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer’s servicing of the Mortgage Loans. Except as provided herein, the original Mortgage Loan Documents for each Mortgage Loan shall be retained by the Custodian pursuant to the Custodial Agreement. Any fees and expenses of the Custodian shall not be payable by the Servicer.

Section 2.02. Books and Records. The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be clearly marked to reflect the ownership of the Mortgage Loans by the Owner.

The Owner and its agents may, from time to time and at the Owner’s cost and expense, upon not less than ten (10) Business Day’s prior notice, inspect any of the Servicer’s books and records pertaining to this Agreement, including without limitation all Mortgage Servicing Files, at reasonable times during the Servicer’s normal business hours at the Servicer’s offices; provided, that upon the occurrence and continuance of an Event of Default, only one (1) Business Day’s prior notice shall apply.

Section 2.03. Transfer of Mortgage Loans. The Owner shall have the right, without the consent of the Servicer, to assign its interest under this Agreement with respect to the Mortgage Loans, and designate any Person to exercise any rights of the Owner hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans; provided, however, that there shall be no more than two separate Owners with respect to the Mortgage Loans included in a loan pool and not included in a Reconstitution without the consent of the Servicer. All references to the Owner shall be deemed to include its assignee or designee. The Servicer shall not be responsible for the preparation or recording of mortgage assignments or financing statement amendments in connection with such assignments; provided, however, that in the event the Servicer agrees to record any mortgage assignment or financing statement, any expense, including the fees of third party service providers, incurred by the Servicer in connection with the recordation of mortgage assignments shall be reimbursable as a Servicing Advance. In cases where the prior servicer or owner prepared all or any part of the assignment, the Servicer shall not be liable for, and shall be indemnified by the Owner against, any losses, costs, penalties and damages incurred as a result of incorrect or incomplete, or untimely submission of, assignments and applicable recording information.

The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as the Servicer may prescribe, the Servicer shall note transfers of Mortgage Loans. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans except for the Owner unless the Owner provides prior written notice to the Servicer of a sale of one or more Mortgage Loans to such Person and the assumption by such Person of the obligations of the Owner hereunder with respect to such Mortgage Loan(s). Upon receipt of such written notice, the Servicer shall mark its books and records to reflect the ownership of such Mortgage Loan(s) by such assignee, and the previous Owner shall be released from its obligations hereunder attributable to the period after such assignment to the extent such obligations relate to such Mortgage Loan(s) sold by the Owner. The Owner shall be responsible for all costs incurred by the Servicer in transferring the Mortgage Loans to such assignee.

Section 2.04. Tax Service Contracts. (a) Except as provided in Section 2.04 (b), on or prior to boarding, the Owner shall by written notice to the Servicer identify each First Mortgage

Loan which is not subject to a fully assignable life of loan tax service contract issued by a tax service contract provider listed on Exhibit H attached hereto. In the event that the Owner fails to provide such notice to the Servicer or if any First Mortgage Loan is not subject to a fully assignable life of loan tax service contract issued by a tax service contract provider listed on Exhibit H attached hereto which is assignable to the Servicer or any subsequent Servicer without the payment of any cost or fee, the Servicer shall acquire a tax service contract for any such First Mortgage Loan. The Servicer shall deliver an invoice on a monthly basis to the Owner with respect to the costs of acquiring any tax service contracts and shall deduct the cost of such tax service contracts prior to depositing any funds in the Custodial Account.

(b) Waiver. The parties hereby waive the obligations of the parties related to life of loan tax service contracts contained in Section 2.04 (a) (“Waiver”). The Waiver shall be effective for each First Mortgage Loan beginning on the Servicing Transfer Date and ending on the earlier of (i) 60 days after the Servicing Transfer Date; (ii) 5 days after the Owner provides written notification to Servicer to acquire tax service contracts for the related First Mortgage Loan; or (iii) Owner sells the related First Mortgage Loan to a third party. The (“Waiver”) is subject to (a) the provisions in Section 5.05, allowing Servicer to reimburse itself from the Custodial Account for any claims, losses, legal fees and any other costs or expenses of Servicer arising from the Waiver, and (b) the indemnity provisions in Section 8.01 (b).

ARTICLE III

SALE OF SERVICING RIGHTS

Section 3.01. Sale of Servicing Rights.

(a) Subject to, and upon the terms and conditions set forth in this Article III, from time to time, the Owner may, as hereinafter provided, sell, transfer and assign to the Purchaser all right, title, interest and obligation in and to the Servicing Rights related to a pool of Mortgage Loans. Such offer and sale shall be subject to, and made in accordance with the terms of this Article III.

(b) The Owner, the Purchaser and the Servicer shall enter into a Pricing Letter with respect to the Servicing Rights to be sold hereunder not later than thirty (30) days prior to the proposed Sale Date, or such lesser period agreed upon by the Owner, the Purchaser and the Servicer. On each Sale Date the Owner shall deliver to the Purchaser a Bill of Sale evidencing the sale of the related Servicing Rights hereunder as of such Sale Date.

(c) On the Sale Date, the Owner shall transfer and assign to the Purchaser, and the Purchaser shall assume from the Owner, all of the Owner’s right, title and interest in and to the Servicing Rights. Following the Sale Date, the Servicer shall service the related Mortgage Loans pursuant to the terms of a Reconstitution Agreement as specified in the related Pricing Letter.

Section 3.02. Evidence of Sale. Prior to the Sale Date, the Purchaser and the Owner shall execute and deliver the documents required in connection with the transfer of the related Servicing Rights, in form and substance satisfactory to the Purchaser in the exercise of its reasonable discretion. The Purchaser and the Owner, subject to the terms of this Agreement, shall also execute and deliver such other instruments or documents as the Purchaser and the Owner shall reasonably determine are necessary to evidence the transactions contemplated hereby.

Section 3.03. Purchase Price.

(a) The Purchaser shall pay to the Owner the Purchase Price set forth in the related Pricing Letter in consideration for the Servicing Rights related to the Mortgage Loans identified on the Mortgage Loan Schedule attached to such Pricing Letter.

(b) The Purchaser shall pay the Purchase Price to the Owner in the manner set forth in the related Pricing Letter by wire transfer in immediately available funds pursuant to written instructions provided by the Owner.

The Purchase Price due on the related Sale Date will be based on an estimate determined in a manner agreed to by the Purchaser and the Owner. Any adjustment to such payment will be based on information available as of the related Sale Date and will be made within ten (10) days of the related Sale Date. The Purchase Price shall be further adjusted if, subsequent to the payment of the Purchase Price or the payment of any other amounts due under this Agreement to either party, the principal on which the Purchase Price with respect to a Mortgage Loan was based is found to be in error, or if, for any other reason, the Purchase Price or such other amounts are found to be in error, within five Business Days after the receipt of information sufficient to provide notice that payment is due, the party benefiting from the error shall pay to the other party an amount sufficient to correct and reconcile the Purchase Price or such other amounts and shall provide the other party with a reconciliation statement and such other documentation sufficient to reasonably satisfy the other party concerning the accuracy of such reconciliation.

ARTICLE IV

REPRESENTATIONS

Section 4.01. Representations, Warranties and Covenants of the Servicer. The Servicer represents and warrants to, and covenants with, the Owner and OFC as of the date hereof and as of each Servicing Transfer Date and each Sale Date that:

(a) The Servicer (i) is a federally chartered savings bank duly organized, validly existing, and in good standing under the laws of the United States (ii) has all licenses necessary to carry on its business as now being conducted, except for such licenses, the absence of which individually or in the aggregate, would not have a material adverse effect on the ability of the Servicer to conduct its business as it is presently conducted, (iii) is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property or REO Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer and (iv) is in compliance with the laws of any such state to the extent necessary to permit the servicing of the Mortgage Loans in accordance with the terms of this Agreement.

(b) The Servicer has the full power and authority to execute and deliver this Agreement, and to enter into and consummate all transactions contemplated by this Agreement. The Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by each of the Owner and OFC, constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law).

(c) The execution and delivery of this Agreement by the Servicer, the servicing of the Mortgage Loans by the Servicer hereunder, the consummation of any other of the transactions contemplated hereunder, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Servicer, and will not (i) result in a breach of any term or provision of the organizational documents of the Servicer or (ii) conflict with, result in a breach, violate, or result in a default under or acceleration of, the terms of any material agreement, indenture or loan or credit agreement or other material instrument to which the Servicer is a party or by which it may be bound, or (iii) constitute a violation of any statute, rule, regulation, order, judgment or decree applicable to the Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Servicer.

(d) The Servicer is an approved seller/servicer of mortgage loans for Fannie Mae and is an approved seller of mortgage loans and servicer of all types of mortgage loans for Freddie Mac and has the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans and no event has occurred, including but not limited to a change in insurance coverage, which would make the Servicer unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac.

(e) The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to it and contained in this Agreement.

(f) There is no action, suit, proceeding or investigation pending or, to its best knowledge, threatened against the Servicer that, either individually or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Servicer, or that would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or that would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement.

(g) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the servicing of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Servicing Transfer Date.

(h) The Servicer is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, as amended.

(i) This Agreement conforms to all applicable statutory and regulatory requirements.

Section 4.02. Representations, Warranties and Covenants of the Owner. The Owner represents and warrants to, and covenants with, the Servicer and OFC as of the date hereof and as of each Servicing Transfer Date and each Sale Date that:

(a) Each Entity comprosing the Owner is a duly organized, validly existing, and in good standing under the laws of the state of domestication, and is in good standing under the laws of each state where required in order to perform its obligations hereunder.

(b) The Owner has the full power and authority to execute and deliver this Agreement, and to enter into and consummate all transactions contemplated by this Agreement. The Owner has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by each of the Servicer and OFC, constitutes a legal, valid and binding obligation of the Owner, enforceable against it in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law).

(c) The execution and delivery of this Agreement by the Owner, the consummation of any other transactions contemplated hereunder, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Owner and will not (i) result in a material breach of any material term or provision of the charter or by-laws of the Owner or (ii) conflict with, result in a material breach, violate, or result in a material default under or acceleration of, the terms of any material agreement, indenture or loan or credit agreement or other material instrument to which the Owner is a party or by which it is bound, or (iii) constitute a material violation of any (x) material statute, rule or regulation, or (y) order, judgment or decree applicable to the Owner of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Owner.

(d) There is no action, suit, proceeding or investigation pending or, to its best knowledge, threatened against the Owner that, either individually or in the aggregate, would draw into question the validity of this Agreement or that would impair materially the ability of the Owner to perform under the terms of this Agreement.

(e) With respect to each Mortgage Loan,

(i) the Owner is the owner of all the right, title and interest in and to the Mortgage Loan and the Servicing Rights attributable to such Mortgage Loan free and clear of any claims or encumbrances;

(ii) each Mortgage Loan has been originated and serviced in material compliance with all applicable federal, state and local laws and regulations consistent in all material respects with all the requirements of this Agreement and the terms of the Mortgage Loans and all related Mortgage Loan Documents; and the representations and warranties set forth in Exhibit L with respect to each Mortgage Loan originated in Georgia after October 1, 2002, if any, are true and correct in all material respects;

(iii) the information set forth in each Mortgage Loan Schedule or data base, and on any updates thereof or other document, instrument or schedule furnished to the Servicer by the Owner pursuant to, or prior to and in connection with, this Agreement is accurate and complete in all material respects;

(iv) all documents required hereby or by Applicable Regulations to be in the custodial file maintained by the Custodian or the Mortgage Servicing File are contained therein; and

(v) each Mortgage Loan has been funded in the amount set forth in the Mortgage Note.

Section 4.03. Representations, Warranties and Covenants of OFC. OFC represents and warrants to, and covenants with, the Servicer and the Owner as of the date hereof and, if it is the Purchaser, as of each Sale Date that:

(a) OFC is a corporation duly organized, validly existing, and in good standing under the laws of Florida, and is in good standing under the laws of each state where required in order to perform its obligations hereunder.

(b) OFC has the full power and authority to execute and deliver this Agreement and to enter into and consummate all transactions contemplated by this Agreement. The Owner has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by each of the Servicer and the Owner, constitutes a legal, valid and binding obligation of OFC, enforceable against it in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law).

(c) The execution and delivery of this Agreement by OFC, the consummation of any other transactions contemplated hereunder, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of OFC and will not (i) result in a material breach of any material term or provision of the charter or by-laws of OFC or (ii) conflict with, result in a material breach, violate, or result in a material default under or acceleration of, the terms of any material agreement, indenture or loan or credit agreement or other material instrument to which OFC is a party or by which it is bound, or (iii) constitute a material violation of any (x) material statute, rule or regulation, or (y) order, judgment or decree applicable to OFC of any court, regulatory body, administrative agency or governmental body having jurisdiction over OFC.

(d) There is no action, suit, proceeding or investigation pending or, to its best knowledge, threatened against OFC that, either individually or in the aggregate, would draw into question the validity of this Agreement or that would impair materially the ability of OFC to perform under the terms of this Agreement.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by OFC of or compliance by OFC with this Agreement as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Servicing Transfer Date.

ARTICLE V

SERVICING OF MORTGAGE LOANS

Section 5.01. Servicer to Act as the Servicer. The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans on an actual/actual basis in accordance with this Agreement, the terms of the applicable Mortgage Loan Documents and Acceptable Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement. The Servicer may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder, and the Servicer shall diligently pursue all of its rights against such agents or independent contractors.

Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner; provided, however, that the Servicer shall not, without the prior written consent of the Owner, permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment thereof of any principal or interest payments, reduce the outstanding principal amount (except for actual payments of principal), extend the final maturity date with respect to such Mortgage Loan or any other act that could reasonably be expected to affect adversely the Owner’s interest in the Mortgage Note, Mortgage Loan, Mortgage, Mortgaged Property, Mortgage Loan Documents or Mortgage Servicing File related to a Mortgage Loan. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered to execute and deliver on behalf of itself, and the Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. The Servicer shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accordance with Acceptable Servicing Practices, Applicable Regulations, the terms of this Agreement and the terms of the Mortgage Loan Documents and shall provide to the Mortgagor any reports required to be provided to it thereby. If reasonably required by the Servicer, the Owner shall furnish the Servicer with any powers of attorney in a form attached hereto as Exhibit G and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

In servicing and administering the Mortgage Loans, the Servicer shall employ collection procedures consistent with Acceptable Servicing Practices and Applicable Regulations. The Servicer shall have an internal quality control program that generally satisfies Fannie Mae, Freddie Mac and HUD requirements.

The Servicer shall not consent to the placement of any lien on the Mortgaged Property or any REO Property without notifying and obtaining the written consent of the Owner. The Servicer shall not consent to the placement of a lien on the Mortgaged Property or any REO Property senior to that of the related Mortgage.

Section 5.02. Collection of Mortgage Loan Payments. Continuously from the related Servicing Transfer Date until the principal and interest on the related Mortgage Loan are paid in full on the Termination Date pursuant to Section 10 hereof, the Servicer will diligently collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, the terms and provisions of any related Primary Insurance Policy, Acceptable Servicing Practices and Applicable Regulations. Further, with respect to each Mortgage Loan which provides for Escrow Payments to be made, in accordance with Acceptable Servicing Practices and Applicable Regulations, the Servicer will use commercially reasonable efforts to ascertain and estimate annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable such that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable. Notwithstanding anything herein to the contrary, the Servicer shall have no obligation to collect, or make payments to the Owner with respect to, any prepayment penalties, late charges, fees or other items which are prohibited under applicable law.

Section 5.03. Realization Upon Defaulted Mortgage Loans. In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as is consistent with Acceptable Servicing Practices.

In connection with a foreclosure or other conversion, the Servicer shall exercise such rights and powers vested in it hereunder and use the same degree of care and skill in its exercise as prudent mortgage servicers would exercise or use under the circumstances in the conduct of their own affairs and consistent with Applicable Regulations and the Acceptable Servicing Practices with respect to mortgage loans in foreclosure or similar proceedings. In the event that foreclosure results in a deficiency and applicable law permits, the Servicer shall continue to perform collection services in accordance with a receivable collection agreement to be entered into with the Owner.

In the event that the Owner directs the servicer to charge off any Mortgage Loan or the Servicer, in accordance with Accepted Servicing Practices, charges off any Mortgage Loan, the Servicer shall perform collection services with respect to such charged-off Mortgage Loan in accordance with a receivable collection agreement to be entered into with the Owner.

Notwithstanding the foregoing provisions of this Section 5.03, with respect to any Mortgage Loan as to which the Servicer has received notice of, or has knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall not either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property if, as a result of any such action, either the Servicer or the Owner would be considered to hold title to, to be a mortgagee-in-possession of, or to be an owner or operator of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has also previously determined, based on its reasonable judgment and a prudent report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(1) such Mortgaged Property is in compliance with applicable environmental laws or, if not, it would be in accordance with Acceptable Servicing Practices to take such action as necessary in order to bring the Mortgaged Property into compliance therewith; and

(2) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in accordance with Acceptable Servicing Practices to take such action with respect to the affected Mortgaged Property.

The cost of the environmental audit report contemplated by this Section 5.03 and any opinion of counsel the Servicer reasonably determines that it needs to make a reasonable judgment with respect to its duties under this Section 5.03 shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Custodial Account as provided in Section 5.05(ii) but subject to the provisions of Section 6.04 regarding nonrecoverability.

If the Servicer determines, as described above, that it would be in accordance with Acceptable Servicing Practices to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, then the Servicer shall take such action as it deems to be in accordance with Acceptable Servicing Practices. The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Custodial Account as provided in Section 5.05(ii) but subject to the provisions of Section 6.04 regarding nonrecoverability.

Section 5.04. Establishment of Custodial Accounts; Deposits in Custodial Accounts. The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Custodial Accounts, in the form of time deposit or demand accounts, which account may be established with the Servicer. The creation of any Custodial Account shall be evidenced by a letter agreement in the form set forth in Exhibit C hereto. A copy of such letter agreement shall be sent to the Owner promptly after a Custodial Account is set up. The Custodial Account shall be an Eligible Account.

The Servicer shall deposit in the Custodial Account on a daily basis within one (1) Business Day of receipt, and retain therein, the following payments and collections received or made by it after the Cut-off Date with respect to the Mortgage Loans:

(i) all payments on account of principal, including Principal Prepayments and prepayment penalties, on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans net of the Servicing Fee payable as provided in Section 7.03;

(iii) all Liquidation Proceeds;

(iv) all Primary Insurance Proceeds and Other Insurance Proceeds including amounts required to be deposited pursuant to Sections 5.10 and 5.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, the Mortgage Loan Documents or applicable law;

(v) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, the Mortgage Loan Documents or applicable law;

(vi) any amounts required to be deposited by the Servicer pursuant to Section 5.11 in connection with the deductible clause in any blanket hazard insurance policy, such deposit being made from the Servicer’s own funds, without reimbursement therefor;

(vii) any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 5.13; and

(viii) any amounts required to be deposited in the Custodial Account pursuant to Section 5.14 or 6.01.

Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 5.05(iii). Any funds on deposit in the Custodial Account may only be invested in accordance with Section 5.15.

Section 5.05. Permitted Withdrawals From the Custodial Account. The Servicer may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Owner in the amounts and in the manner provided for in Section 6.01 after payments or reimbursements to the Servicer are made in accordance with this Agreement;

(ii) to reimburse itself for Servicing Advances made with respect to any Mortgage Loan or REO Property pursuant to this Agreement and not previously reimbursed to the Servicer and to pay itself any accrued but unpaid Servicing Fees with respect to any Mortgage Loan or REO Property;

(iii) to pay to itself as servicing compensation any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date);

(iv) to reimburse itself for Nonrecoverable Servicing Advances made pursuant to this Agreement;

(v) to reimburse itself for any deposits made by mistake or in error; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement with the balance to be paid to the Owner.

(vii) To pay to itself for any payments, losses, expenses or liabilities incurred by Servicer arising from the Waiver.

The foregoing requirements for withdrawal from the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees need not be deposited by the Servicer in the Custodial Account.

Section 5.06. Establishment of Escrow Accounts; Deposits in Escrow Accounts. The Servicer shall segregate and hold all funds collected and received pursuant to each First Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Escrow Accounts, in the form of time deposit or demand accounts. The creation of any Escrow Account shall be evidenced by a letter agreement in the form set forth in Exhibit D hereto. A copy of such letter agreement shall be furnished to the Owner upon request. The Escrow Account shall be an Eligible Account. Any funds on deposit in any Escrow Account may only be invested in accordance with Section 5.15.

The Servicer shall deposit in the Escrow Account or Accounts on a daily basis within one (1) Business Day of receipt, and retain therein, (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (ii) all Other Insurance Proceeds and any applicable Condemnation Proceeds which are to be applied only to the restoration or repair of any Mortgaged Property and not to ground rents, taxes, assessments, water rates, hazard insurance premiums, Primary Insurance Policy premiums, if applicable, and similar items. The Servicer shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes as shall be set forth in, or in accordance with, Section 5.07. The Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagors and, to the extent required by the related Mortgage Loan or Applicable Regulations, the Servicer shall pay from its own funds interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes, provided that the accounts are maintained at a depository institution selected by the Servicer.

Section 5.07. Permitted Withdrawals From Escrow Account. Withdrawals from the Escrow Account may be made by the Servicer (i) to effect timely payments of ground rents, taxes, assessments, water rates, hazard insurance premiums, Primary Insurance Policy premiums, if applicable, and similar items, (ii) to reimburse the Servicer for any Servicing Advance made by the Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments of Escrow Payments thereunder, (iii) to refund to the Mortgagor any funds as may be determined to be overages, (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement, (v) for application to restoration or repair of the Mortgaged Property, (vi) to pay to the Servicer, or to the Mortgagor to the extent required by the related Mortgage Loan or Applicable Regulations, any interest paid on the funds deposited in the Escrow Account, (vii) to clear and terminate the Escrow Account on the termination of this Agreement or (viii) to transfer to the Custodial Account any Other Insurance Proceeds.

Section 5.08. Payment of Taxes, Insurance, and Other Charges; Maintenance of Primary Insurance Policies; Collections Thereunder. With respect to each Mortgage Loan which provides for Escrow Payments to be made, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall use reasonable efforts to effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or Applicable Regulations. To the extent that any First Mortgage Loan does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor. With respect to each First Mortgage Loan, subject to Acceptable Servicing Practices, the Servicer assumes full responsibility for the payment of all such bills and shall effect payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances to effect such payments within the time period required to avoid the loss of the related Mortgaged Property by foreclosure from a tax or other lien. Additionally, for all tax penalties and interest levied prior to the transfer of the Mortgage Loans to the Servicer or as a result of the actions of the prior servicer or the Owner, the Servicer shall make Servicing Advances to effect such payments. Notwithstanding the foregoing, if the Servicer reasonably determines that such Servicing Advance would be a Nonrecoverable Servicing Advance, the Servicer shall have no obligation to make such Servicing Advance. The Servicer shall be entitled to immediate reimbursement for any Servicing Advance from any and all funds deposited in the Custodial Account whether or not the funds deposited in the Custodial Account relate to the Mortgage Loans or REO Property for which the Servicing Advances were made.

With respect to each First Mortgage Loan, the Servicer will maintain or cause to be maintained in full force and effect (to the extent a Mortgage Loan has a Primary Insurance Policy as of the Servicing Transfer Date) a Primary Insurance Policy issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is required. Such coverage will be maintained until the Loan-to-Value Ratio of the related Mortgage Loan is reduced to 80% or less or such lesser percentage as may be stated in the related Primary Insurance Policy. The Servicer will not cancel or refuse to renew any Primary Insurance Policy in effect on the Servicing Transfer Date of which the Servicer has actual knowledge that is required to be kept in force under this Agreement unless a replacement Primary Insurance Policy for such cancelled or non-renewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in non-coverage under any applicable Primary Insurance Policy of which the Servicer has actual knowledge of any loss which, but for the actions of the Servicer, would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 7.01, the Servicer shall promptly notify the insurer under the related Primary Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Insurance Policy. If such Primary Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Insurance Policy as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Primary Insurance Policy of which the Servicer has actual knowledge in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 5.04, any amounts collected by the Servicer under any Primary Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 5.05.

Section 5.09. Transfer of Accounts. The Servicer may transfer the Custodial Account or the Escrow Account to a different depository institution from time to time with notice to the Owner; provided that such accounts shall be Eligible Accounts. Within three (3) Business Days of such transfer, the Servicer shall deliver to the Owner a new letter agreement, as required pursuant to Sections 5.04 and 5.06.

Section 5.10. Maintenance of Hazard Insurance. The Servicer shall cause to be maintained for each First Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the amount necessary to fully compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis or (ii) the Unpaid Principal Balance of the Mortgage Loan and any mortgage loan senior to the Mortgage Loan, in each case in an amount not less than such amount as is necessary to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards and flood insurance has been made available, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the Unpaid Principal Balance of the Mortgage

Loan and any mortgage loan senior to the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. The Servicer shall also maintain on the REO Property for the benefit of the Owner, (x) fire and hazard insurance with extended coverage in an amount which is at least equal to the replacement cost of the improvements which are a part of such property, (y) public liability insurance and, (z) to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 5.05. It is understood and agreed that no earthquake or other additional insurance is required to be maintained by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to such Applicable Regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in the amount of or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a general policy rating of B:VI or better in Best’s Key Rating Guide and are licensed to do business in the state wherein the Mortgaged Property is located.

If a Mortgage is secured by a unit in a condominium project, the Servicer shall verify that the coverage required of the owner’s association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with Acceptable Servicing Practices, and secure from the owner’s association its agreement to notify the Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

Section 5.11. Maintenance of Mortgage Impairment Insurance Policy. In the event that the Servicer shall obtain and maintain, at its own expense, a blanket policy issued by an insurer that has a general policy rating of B:VI or better in Best’s Key Rating Guide (a “Qualified Insurer”) insuring against fire and hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 5.10 and otherwise complies with all other requirements of Section 5.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 5.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 5.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. Any amounts collected by the Servicer under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account to the extent such amounts are not deposited in the Escrow Account. In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Owner, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days prior written notice to the Owner.

Section 5.12. Restoration and Repair

The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property or REO Property if such release is in accordance with Accepted Servicing Practices and the terms of this Agreement. At a minimum, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(i) the Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii) the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(iii) the Servicer shall verify that the Mortgage Loan is not in default; and

(iv) pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.

The Servicer shall inspect the Mortgaged Property as often as is deemed necessary by the Servicer to assure itself that the value of the Mortgaged Property is being preserved. In addition, if any Mortgage Loan is more than ninety (90) days delinquent, the Servicer shall immediately inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices. The Servicer shall keep a written report of each such inspection.

Section 5.13. Fidelity Bond, Errors and Omissions Insurance. The Servicer shall maintain, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage with a Qualified Insurer on all officers, employees or other Persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Persons. Such Fidelity Bond and errors and omissions insurance policy shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 5.12 requiring the Fidelity Bond and errors and omissions insurance policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae MBS Selling and Servicing Guide or by Freddie Mac in the Freddie Mac Servicer’s Guide. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of the Fidelity Bond and errors and omissions insurance policy and a statement from the surety and the insurer that such Fidelity Bond and errors and omissions insurance policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Owner.

Section 5.14. Title, Management and Disposition of REO Property. In the event that title to a Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued in the name of the Owner.

The Servicer shall manage, conserve, protect and operate each REO Property for the Owner solely for the purpose of its prompt disposition and sale. The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter. The Servicer shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage Servicing File and copies thereof shall be forwarded by the Servicer to the Owner upon request. The Servicer shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as the Servicer deems to be in the best interest of the Owner.

The Servicer shall deposit or cause to be deposited, on a daily basis in the Custodial Account, all revenues received with respect to each REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 5.10 hereof and the fees of any managing agent acting on behalf of the Servicer.

The Servicer shall use commercially reasonable efforts to dispose of the REO Property as promptly as is practically consistent with protecting the Owner’s interest.

The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance, and all other insurance coverage required under Section 5.10 and in the amounts specified in Section 5.10.

Each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer reasonably determines to be in the best interest of the Owner and provided the sales price and the related terms and conditions are results of arm’s-length negotiation. If as of the date title to any REO Property was acquired by the Servicer there were outstanding unreimbursed Servicing Advances with respect to the REO Property, the Servicer, upon an REO Disposition of such REO Property, shall be entitled to reimbursement for any related unreimbursed Servicing Advances from proceeds received in connection with such REO Disposition. The proceeds from the REO Disposition, net of any payment to the Servicer as provided above, shall be deposited promptly in the Custodial Account following receipt thereof for distribution on the next Remittance Date in accordance with Section 6.01. The Owner acknowledges and agrees that the Servicer or an affiliate may receive usual and customary real estate referral fees from real estate brokers in connection with the listing and disposition of REO Property.

Together with the statement furnished pursuant to the following paragraph, the Servicer shall furnish to the Owner on or before each Remittance Date a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Owner shall reasonably request.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code or any successor provision thereof.

Section 5.15. Notification of Adjustments. On each Adjustment Date, the Servicer shall make interest rate adjustments for each Adjustable Rate Mortgage Loan and shall adjust the Monthly Payment in compliance with the requirements of the related Mortgage and Mortgage Note and Applicable Regulations. The Servicer shall execute and deliver the notices required by each Mortgage and Mortgage Note and Applicable Regulations regarding interest rate adjustments. The Servicer also shall provide timely notification to the Owner of all applicable data and information regarding such interest rate and Monthly Payment adjustments and the Servicer’s methods of implementing such interest rate adjustments.

Section 5.16. Permitted Investments.

(a) The Servicer may direct any depository institution maintaining any Custodial Account or Escrow Account (for purposes of this Section 5.16, an “Investment Account”) to invest, or if it is such depository institution, may itself invest, the funds held therein only in one (1) or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer shall:

(i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

(ii) demand payment of all amounts due thereunder promptly upon determination by the Servicer that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b) Interest and investment income realized on funds deposited in any Custodial Account or Escrow Account, to the extent of the Net Investment Earnings, if any, with respect to such account for the period from the immediately preceding Remittance Date to such Remittance Date, shall be for the sole and exclusive benefit of the Servicer. In the event that any loss or late payment shall be incurred in respect of any Permitted Investment on deposit in any Custodial Account or Escrow Account, the Servicer shall deposit therein, no later than the Remittance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from the immediately preceding Remittance Date to such Remittance Date. If the Servicer advances funds to cover a shortfall in any Custodial Account or Escrow Account due to a late payment on a Permitted Investment, the Servicer may withdraw the amount of such advance when the late payment on the Permitted Investment is made.

(c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Servicer may and, upon the request of the Owner shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings, it being understood that the Servicer will duly observe subsection (b) of this Section 5.16 notwithstanding any action taken or to be taken by the Servicer in accordance with this subsection (c). The Servicer shall be responsible for all costs, expenses, fees, loss and damages, if any, resulting from taking any action contemplated under this Section 5.16(c).

ARTICLE VI

PAYMENTS TO THE OWNER

Section 6.01. Distributions. On each Remittance Date, the Servicer shall remit to the Owner all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 5.05).

All remittances made to the Owner on each Remittance Date shall be made by wire transfer of immediately available funds to the account designated by the Owner at a bank or other entity having appropriate facilities therefor identified by the Owner to the Servicer.

The Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority pursuant to any applicable law with respect to the Mortgage Loans.

Section 6.02. Statements to the Owner. On each Remittance Date, the Servicer shall submit a Monthly Report in electronic format substantially in the form set forth on Exhibit F hereto (or in such other form and manner as may be hereafter mutually agreed upon by the Owner and the Servicer), showing all collections of interest and principal (from whatever source) on the Mortgage Loans and all collections in respect of the Mortgaged Properties and REO Properties (including sale proceeds and rental payments) since the preceding Remittance Date as well as the amounts, and a detailed description of all Servicing Advances incurred since the preceding Remittance Date and all distributions from the Custodial Account since the preceding Remittance Date.

With respect to each month, the corresponding individual loan accounting report shall be received by the Owner no later than the Remittance Date occurring in the following month, which report shall contain the following:

(i) with respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest and assumption fees;

(iii) the amount of servicing compensation received by the Servicer since the preceding Remittance Date;

(iv) the aggregate outstanding principal balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Servicer during the prior distribution period;

(vi) a listing of (a) the paid-through date of each Mortgage Loan, (b) the Mortgage Loans as to which foreclosure has commenced, (c) the Mortgage Loans with respect to which the related borrowers that have declared bankruptcy; and (d) the Mortgage Loans as to which REO Property has been acquired; and

(vii) a trial balance, sorted in the Owner’s assigned loan number order.

Section 6.03. Real Estate Owned Property and Specially Serviced Loan Reports. Together with the statement furnished pursuant to Section 6.02, with respect to any REO Property, the Servicer shall furnish to the Owner a statement covering the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month, together with an operating statement. Such statement shall be in electronic media which will include the listing price, the anticipated sale price and the anticipated closing date. Additionally, with respect to any Mortgage Loan which has been delinquent for ninety (90) days or more and any REO Property, the Servicer shall furnish to the

Owner a statement in electronic media which will include all information reasonably required by the Owner including, but not limited to: the reason for default, the current status of such Mortgage Loan (whether in foreclosure, bankruptcy, work-out or being resolved), the last comment on the account, the last paid date, the template dates from the servicing system (such as the estimated sale date), and the first legal action.

Section 6.04. Nonrecoverability. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required to be made hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. The determination by the Servicer that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance would constitute a Nonrecoverable Servicing Advance shall be evidenced by an Officers’ Certificate of the Servicer, delivered to the Owner with the following month’s Remittance Report, which details the reasons for such determination and contains an appraisal of the value of the Mortgaged Property. As of each Remittance Date, to the extent that amounts deposited into the Custodial Account since the preceding Remittance Date are insufficient to reimburse the Servicer for any Servicing Advance or Nonrecoverable Servicing Advance previously made by the Servicer and to pay the Servicing Fee to the Servicer, the Owner shall reimburse the Servicer for such unreimbursed amount and such accrued and unpaid Servicing Fee within ten (10) Business Days of receipt from the Servicer of an invoice for such unreimbursed amount.

ARTICLE VII

GENERAL SERVICING PROCEDURES

Section 7.01. Assumption Agreements. With respect to each Mortgage Loan the Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its right to accelerate the maturity of such Mortgage Loan under any “due-on-sale” clause applicable thereto; provided, however, that the Servicer shall not exercise any such rights (a) if prohibited by law from doing so, or (b) if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer will enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 7.01, the Servicer, with the prior written consent of the primary mortgage insurer, if any, and to the extent required by the applicable primary mortgage insurance agreement, is authorized to prepare a substitution of liability agreement and any other document required in connection therewith to be entered into by the Owner and the Person to whom the Mortgaged Property has been conveyed or is to be proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

Notwithstanding anything herein to the contrary, prior to its entering into any such assumption or substitution of liability, the Servicer shall notify the Owner in writing and obtain the written consent of the Owner; provided that the Owner’s consent shall be deemed given if not denied within five (5) Business Days of receipt of such notice. In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of prudent mortgage lenders in the respective states where the Mortgaged Properties are located. With respect to an assumption or substitution of liability, no material term of the Mortgage Loan may be changed, including without limitation, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed and forward to the Custodian the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such Mortgage Servicing File to the same extent as all other documents and instruments constituting a part thereof.

The Servicer shall forward to the Custodian or, at the request of the Owner, to the Owner or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within ten (10) Business Days of their execution; provided, however, that the Servicer shall provide the Custodian with the certified true copy of any such documents submitted for recordation with two weeks of its execution, and shall provide the original of any document submitted for recordation or copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

Section 7.02. Satisfaction of Mortgages and Release of Mortgage Servicing Files. Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Owner in the monthly remittance report, or at such earlier time as required in order to enable the Owner to comply with its obligations under applicable law, that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 5.04 have been or will be so deposited, and shall request execution of any document necessary to satisfy the Mortgage Loan and delivery to it of the portion of the Mortgage File held by the Owner or the Custodian. Upon receipt of such notice, the Owner shall, or shall instruct the Custodian to, promptly release the related mortgage documents to the Servicer and the Servicer shall prepare and process any satisfaction or release. The Owner agrees to use its reasonable efforts to cause the Custodian to deliver to the Servicer the original Mortgage Note for any Mortgage Loan not later than ten (10) Business Days after notification, or such earlier time necessary to assure that the Servicer will not be penalized under applicable law, following its receipt of a notice from the Servicer that such a payment in full has been received or that a notification has been received that such a payment in full shall be made. The Servicer shall use reasonable efforts to provide a follow-up notice to the Owner in the event that the Owner (or Custodian, as applicable) does not provide any such Mortgage Note to the Servicer within five (5) Business Days following its receipt of such notice from the Servicer to the extent that the Servicer determines that the Owner would otherwise miss a deadline for delivery of the satisfaction of such Mortgage Note.

In the event the Servicer prepares a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage (or such lessor amount in connection with a discounted payoff accepted by the Servicer with respect to a defaulted Mortgage Loan) or should it otherwise prejudice any right the Owner may have under the mortgage instruments, the Servicer, upon written demand, shall remit to the Owner the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account unless the Servicer can reasonably demonstrate that it will be able to cause the amount of the unpaid indebtedness to be reinstated and secured under the related Mortgage. The Servicer shall maintain the Fidelity Bond and errors and omissions insurance policy insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of each Mortgage Loan, including for this purpose collection under any Primary Insurance Policy, the Owner or the Custodian, as the case may be, shall, upon request of the Servicer and delivery to the Owner or the Custodian, as the case may be, of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage Servicing File held by the Owner or the Custodian, as the case may be, to the Servicer. Such servicing receipt shall obligate the Servicer to return the related Mortgage documents to the Owner or the Custodian, as the case may be, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account.

Section 7.03. Servicing Compensation. As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account, to retain from payments on such Mortgage Loan, or to be paid by the Owner to the extent not otherwise paid to, or received by, the Servicer, the Servicing Fee attributable to each Mortgage Loan. In addition, the Servicer shall be entitled to retain all Ancillary Income paid with respect to each Mortgage Loan. All prepayment penalties remain the property of the Owner and shall be deposited in the Custodial Account in accordance with Section 5.04.

Section 7.04. Annual Independent Certified Public Accountants’ Servicing Report. On or before March 31 of each year, beginning with March 31, 2003, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Owner to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans and that on the basis of such an examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for Freddie Mac, such firm confirms that such servicing has been conducted in compliance with this Agreement, except for such significant exceptions or errors in the records that, in the opinion of such firm, either the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for Freddie Mac requires it to report.

Section 7.05. Reports of Foreclosures and Abandonment of Mortgaged Property. The Servicer shall file, or cause to be filed, the information returns with respect to the receipt of mortgage interest received in a trade or business, the reports of foreclosures and abandonments of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property required by Sections 6050H, 6050J, 6050P and any comparable or successor provisions of the Code, respectively. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by Sections 6050H, 6050J, 6050P of the Code and any comparable or successor provisions.

Section 7.06. Compliance with Gramm-Leach-Bliley Act of 1999. With respect to each Mortgage Loan and related Mortgagor, the Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, and shall provide all notices required thereunder with respect to the Servicer and the Owner.

Section 7.07. Reporting. The Servicer shall prepare promptly each report required by applicable law including reports to be delivered to all governmental agencies having jurisdiction over the servicing of the Mortgage Loans and the Escrow Accounts, shall execute such reports or, if the Owner must execute such reports, shall deliver such reports to the Owner for execution prior to the date on which such reports are due and shall file such reports with the appropriate Persons. The Servicer shall timely prepare and deliver to the appropriate Persons Internal Revenue Service forms 1098, 1099 and 1099A (or any similar replacement, amended or updated Internal Revenue Service forms) relating to any Mortgage Loan for the time period such Mortgage Loan has been serviced by the Servicer. The Owner shall be solely responsible for filing any other forms including, without limitation and to the extent applicable, forms 1041 and K-1 or any similar replacement, amended or updated Internal Revenue Service forms. The reports to be provided under this subsection shall cover the period through the end of the month following the termination of this Agreement or, in the case of reports to be sent to the Internal Revenue Service, the end of the calendar year following termination of the Agreement. To the extent it is an Acceptable Servicing Practice, the Servicer shall promptly prepare all reports or other information required to respond to any inquiry from, or give any necessary instructions to, any mortgage insurer, provider of hazard insurance or other insurer or guarantor, taxing authority, tax service, or the Mortgagor.

ARTICLE VIII

THE SERVICER

Section 8.01. Indemnification; Third Party Claims. (a) Notwithstanding anything herein to the contrary, the Servicer agrees to indemnify the Owner and its present and former officers, directors, employees and agents and hold them harmless against any and all actual claims, losses, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Servicer’s indemnification obligation under this Section 8.01) and related costs, judgments, and any other costs, fees and expenses that the Owner or such Persons may sustain in any way which arise from (i) the failure of the Servicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement or (ii) in connection with the material breach of any representation, warranty, covenant or agreement made by the Servicer hereunder. The Servicer shall not be liable, and assumes no liability, to any Mortgagor under any of the Mortgage Loans or Mortgaged Properties arising out of any act or omission to act of any servicer, sub-servicer, owner, holder or originator of the Mortgage Loans or Mortgaged Properties before the Servicing Transfer Date under or as a result of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by applicable law, the Servicer expressly disclaims such liability. Furthermore, the Servicer shall not be liable to the Owner with respect to action taken by the Servicer, or for refraining from taking any action, with respect to any Mortgage Loan or REO Property at and in conformity with the direction of the Owner (for this purpose, the terms of this Agreement are directions of the Owner) or for liability caused by or resulting from a delay occasioned by the Owner’s objection to a proposal by the Servicer hereunder, or for any liability caused by or resulting from the

Owner’s breach of a representation or warranty herein or for any liability incurred by reason of the Owner’s willful misfeasance, bad faith or negligence in acting or refraining from acting or any failure of performance.

(b) The Owner agrees to indemnify the Servicer and the Purchaser and their respective present and former officers, directors, employees and agents and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Owner’s indemnification obligation under this Section 8.01) and related costs, judgments, and any other costs, fees and expenses that the Servicer, the Purchaser or such Persons may sustain caused by or resulting from (i) any legal action relating to this Agreement, (ii) any act or omission of the Owner or any employee, agent or representative authorized to act or acting on the Owner’s behalf under this Agreement or with respect to the Mortgage Loans, (iii) any actions or omissions in respect of any Mortgage Loan or REO Property of any prior servicer, sub-servicer, owner or originator of a Mortgage Loan or REO Property, (iv) the Servicer’s taking of any action, or refraining from the taking of any action, with respect to any Mortgage Loan or REO Property in conformity with this Agreement or at the direction of the Owner, its employees, or agents, (v) the Waiver, to the extent that Servicer does not obtain full reimbursement from the Custodial Account and (vi) any Environmental Liability; provided, however, the indemnity for Environmental Liability shall not be effective with respect to any liability directly and solely caused by the Servicer that would otherwise be imposed by reason of the Servicer’s willful misfeasance or bad faith in the performance of, or failure to perform, its duties under this Agreement.

(c) Promptly after receipt by an indemnified party under this Section 8.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 8.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 8.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party (or, if the Servicer is the indemnified party, the Servicer and the Owner shall have reasonably agreed that there may be such legal defenses available to the Servicer which are different from the legal defenses available to the Owner), the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable), approved by the Owner in the case of subsection (a), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

Section 8.02. Merger or Consolidation of the Servicer. The Servicer will keep in full effect its existence, rights and authorizations to service the Mortgage Loans in all states in which Mortgaged Property is located, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is, or shall be, necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Servicer may be merged or consolidated, or any corporation, limited partnership or other entity resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding;

provided, however, that the successor or surviving party shall be an institution who shall satisfy the requirements of Section 11.01 with respect to the qualifications of a successor to the Servicer and shall have a tangible net worth of not less than $30,000,000.

Section 8.03. Limitation on Liability of the Servicer and Others. Except as otherwise provided in Section 8.01, neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be liabile to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall be entitled to rely upon any notice, document, correspondence, request, directives or other communication received by it from the Owner that the Servicer believes to be genuine and to have been signed or presented by an authorized officer or representative of the Owner, and shall not be obligated to inquire as to the authority or power of any Person so executing or presenting any notice, document, correspondence, request, directive or other communication or as to the truthfulness of any statements therein. Except as otherwise set forth herein, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of the Owner, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and reasonable costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Owner upon written demand.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE HERETO THAT NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES; PROVIDED THAT, THE FOREGOING PROVISION SHALL NOT LIMIT OR RELIEVE ANY PARTY HERETO OF ANY OBLIGATION UNDER THIS AGREEMENT TO INDEMNIFY ANY OTHER PARTY HERETO AGAINST ANY DAMAGES IMPOSED UPON SUCH PARTY BY A FINAL ORDER OF ANY COURT OF COMPETENT JURISDICTION IN CONNECTION WITH ANY LEGAL ACTION BROUGHT AGAINST SUCH PARTY HERETO BY ANY THIRD PARTY.

Section 8.04. Transactions with Related Persons. In carrying out its obligations and duties under this Agreement, the Servicer may contract with its affiliates on condition that all Persons with whom the Servicer may contract, enter into arrangements with, or otherwise deal with, shall be engaged on a commercially reasonable, arm’s-length basis and at competitive rates of compensation. Nothing contained in this Agreement will prevent the Servicer or its affiliates from engaging in other business or from acting in a similar capacity for any other Person even though such Person may engage in business activities similar to those of the Owner or its affiliates.

Section 8.05. Servicer Not to Resign. The Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except: (a) as otherwise set forth in this Agreement, (b) by mutual consent of the Servicer and the Owner, or (c) upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Owner which opinion of counsel shall be in form and substance acceptable to the Owner. No such resignation shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 11.01.

ARTICLE IX

DEFAULT

Section 9.01. Events of Default. In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

(i) any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement that continues unremedied for three (3) Business Days after the date upon which such payment was to be made; or

(ii) any failure by the Servicer to deposit amounts into the Custodial Account as required under the terms of this Agreement that continues unremedied for three (3) Business Days after the date upon which such payment was to be made; or

(iii) any failure by the Servicer to duly observe or perform, in any material respect, any covenants, obligations or agreements of the Servicer as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner (except that such number of days shall be fifteen (15) in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such number of days shall be five (5) Business Days in the case of a failure to deliver any reports required to be delivered to the Owner hereunder); or

(iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or other similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force, undischarged, undismissed or unstayed for a period of sixty (60) days; or

(v) the Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or other similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or relating to all or substantially all of the Servicer’s property; or

(vi) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(vii) any representation or warranty made by the Servicer hereunder shall prove to be untrue or incomplete in any material respect and continues unremedied for a period of thirty (30) days after the discovery of same; or

(viii) the Servicer fails to maintain its license to do business or service residential mortgage loans in any jurisdiction where the Mortgaged Properties are located; or

(ix) the Servicer, if it is an Insured Depository Institution, shall become the subject of a cease and desist order of the Appropriate Federal Banking Agency or interest into a memorandum of understanding, consent agreement or any similar agreement with the Appropriate Federal Banking Agency, any of which, would have or is purportedly the result of, any condition which would have a material adverse effect on the Mortgage Loans, the Servicer, or the Servicer’s ability to service the Mortgage Loans as provided hereunder; or

(x) the Servicer shall fail to maintain its status as no less than Adequately Capitalized;

then, and in each and every such case, so long as an Event of Default shall not have been remedied within the time period provided for above, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have at law or equity to damages, including injunctive relief and specific performance, commence termination of all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof; provided, however, that upon the occurrence of an event described in clause (iv), (v) or (vi) above, the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof will be automatically terminated. Upon receipt by the Servicer of a written notice from the Owner stating that it intends to terminate the Servicer as a result of such Event of Default, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. With respect to any termination of the Servicer pursuant to this Section 9.01, the Owner shall not pay any termination fees as set forth in Section 10.01.

Upon written request from the Owner, the Servicer shall prepare, execute and deliver to a successor any and all documents and other instruments relating to the Mortgage Loans in its possession, place in such successor’s possession all Mortgage Servicing Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor at the Servicer’s sole expense. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all amounts which shall at the time be credited by the Servicer to the Custodial Account, or Escrow Account or thereafter received with respect to the Mortgage Loans. The Servicer shall pay for all costs and expenses in connection with the transfer of servicing to a successor servicer if the Servicer is terminated pursuant to this Section 9.01.

Section 9.02. Waiver of Defaults. The Owner may waive in writing any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

ARTICLE X

TERMINATION

Section 10.01. Termination. (a) The respective obligations and responsibilities of the Servicer shall terminate: (i) upon the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Servicer and the Owner in writing; or (iii) upon forty-five (45) days prior written notice from the Servicer to the Owner or (iv) upon forty-five (45) days prior written notice from the Owner to the Servicer.

(b) If the Owner at its option elects to terminate all of the rights of the Servicer hereunder in accordance with this Section 10.01 with respect to any Mortgage Loans other than for an Event of Default and the servicing of any Mortgage Loan or REO Property is transferred from the Servicer, the Servicer shall be entitled to the related Deboarding Fee, plus all reasonable out-of-pocket costs and expenses, including but not limited to all third-party expenses, shipping and photocopying expenses and overnight courier expenses, reasonably incurred by the Servicer in connection with the termination of the Servicer.

(c) Notwithstanding the foregoing, there shall be no termination fee in connection with the sale of any Mortgage Loan (i) in connection with a Pass-Through Transfer of such Mortgage Loan by or on behalf of the Owner if the Servicer is retained as the servicer of such Mortgage Loan in such Pass-Through Transfer or (ii) in a Whole Loan Tranfer by or on behalf of the Owner if the Servicer is retained as the servicer of such Mortgage Loan by the purchaser thereof, other than pursuant to a servicing agreement whereby the Servicer is only retained on an interim basis as servicer of such Mortgage Loans and such agreement is terminable without the payment of a termination fee.

Section 10.02. Transfer Procedures

On the Transfer Date, the Owner, or its designee, shall assume all servicing responsibilities related to, and the Servicer shall cease all servicing responsibilities related to, the Mortgage Loans and the REO Property. On or prior to the Transfer Date the Servicer shall, at its sole cost and expense take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the Mortgage Loans and the REO Property to the Owner, or its designee, including but not limited to the following:

(a) Notice to Mortgagors. The Servicer shall mail to the Mortgagor of each Mortgage a letter advising the Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Owner, or its designee; in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Owner. The Servicer shall provide the Owner or its designee with copies of all such notices no later than the Transfer Date.

(b) Notice to Taxing Authorities and Insurance Companies. The Servicer shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Owner, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Owner from and after the Transfer Date. The Servicer shall provide the Owner with copies of all such notices no later than the Transfer Date.

(c) Delivery of Servicing Records. The Servicer shall deliver to the Owner, or its designee, all servicing records and the Servicing File in the Servicer’s possession relating to the Mortgage Loans and REO Property within five (5) Business Days of the Transfer Date.

(d) Escrow Payments. The Servicer shall provide the Owner, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the Mortgage Loans. The Servicer shall provide the Owner with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Owner to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Servicer shall wire transfer to the Owner the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Servicer within three (3) Business Days of the Transfer Date.

(e) Payoffs and Assumptions. The Servicer shall provide to the Owner, or its designee, copies of all assumption and payoff statements generated by the Servicer on the Mortgage Loans from the Sale Date to the Transfer Date.

(f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Servicer on each Mortgage Loan shall be properly applied by the Servicer to the account of the particular Mortgagor.

(g) Mortgage Payments Received After Transfer Date. The amount of any monthly payments received by the Servicer after the Transfer Date shall be forwarded to the Owner by overnight mail on the date of receipt. The Servicer shall notify the Owner of the particulars of the payment, which notification requirement shall be satisfied if the Servicer forwards with its payment sufficient information to permit appropriate processing of the payment by the Owner.

(h) Misapplied Payments. Misapplied payments shall be processed as follows:

(i) All parties shall cooperate in correcting misapplication errors;

(ii) The party receiving notice of a misapplied payment occurring prior to the Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

(iii) If a misapplied payment that occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Servicer shall be liable for the amount of such shortage. The Servicer shall reimburse the Owner for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Owner;

(iv) Any check issued under the provisions of this Section shall be accompanied by a statement indicating the corresponding Servicer and/or the Owner Mortgage Loan identification number and an explanation of the allocation of any such payments.

(i) Reconciliation; Trailing Expenses. The Servicer shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Owner. Any such monetary adjustments will be transferred between the Servicer and the Owner as appropriate. The Owner will reimburse the Servicer for any outstanding Servicing Advances for which there are insufficient proceeds in the Custodial Account and will reimburse the Servicer for trailing expenses incurred by a prior servicer prior to but invoiced after the Transfer Date within 10 Business Days of notification of such trailing expenses. The Owner shall reimburse the Servicer for trailing expenses incurred by the Servicer prior to but invoiced after the date of replacement or resignation of the Servicer or the date of transfer of servicing to a successor Servicer, upon presentation of invoices or other reasonable documentation of such expenses, such reimbursement to be made within 10 Business Days of presentation of such documentation.

(j) IRS Forms. The Servicer shall prepare and file all IRS forms 1098, 1099 and other applicable forms and reports which are required to be filed with respect to the period prior to the Transfer Date in relation to the servicing and ownership of the Mortgage Loans. The Servicer shall provide copies of such forms to the Owner upon request and shall reimburse the Owner for any costs or penalties incurred by the Owner due to the Servicer’s failure to comply with this paragraph. The Owner or the Owner’s designee shall prepare and file all such reports with respect to any period commencing on or after the Transfer Date.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01. Successor to the Servicer. Prior to the termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Section 8.05, 9.01 or 10.01, the Owner shall succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement or appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree but not more than that permitted to the Servicer hereunder except for the appointment of a successor as a result of termination of the Servicer’s rights and obligations hereunder pursuant to Section 9.01, or the legal incapacity of the Servicer pursuant to Section 8.05, or pursuant to Section 10.01 due to unpermitted assignment of this Agreement by the Servicer as set forth in Section 11.16. In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned Sections shall not become effective until the Owner succeeds to or a successor is appointed pursuant to this Section 11.01.

Any successor servicer appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor servicer shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to Section 8.05, 9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer, or any claims that the Servicer may have against the Owner, arising prior to any such termination or resignation.

The Servicer shall timely deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Servicing Files and Mortgage Notes, if any, and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall comply with Section 10.02 and execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

Upon a successor’s acceptance of appointment as such, the Owner shall notify by mail the Servicer of such appointment.

Section 11.02. Amendment. This Agreement may be amended from time to time by the Servicer, OFC and the Owner by written agreement signed by the Servicer, OFC and the Owner.

Section 11.03. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than New York General Obligations Law § 5-1401).

Section 11.04. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by facsimile or email and confirmed by a similar mailed writing, if (i) in the case of the Servicer or the Purchaser, The Forum, 1675 Palm Beach Lakes Boulevard, West Palm Beach, FL 33401, Attention: Secretary, Facsimile Number: (561) 682-8177 or such other address as may hereafter be furnished to the Owner in writing by the Servicer or Purchaser and (ii) in the case of the Owner, 700 West Hillsboro Boulevard, Deerfield Beach, FL 33441, Attention: Jeffrey M. Henschel, President, Fax: (954)360-2803; with a copy to the same adress as above, Attention: Robert Bello, Fax: (954)571-7703, or such other address as may be furnished to the Servicer in writing by the Owner.

Section 11.05. Severability Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provision or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement, provided, however, that if the invalidity of any covenant, agreement or provision shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is identical to the economic effect of this Agreement.

Section 11.06. Exhibits. The exhibits of this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.07. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meaning assigned to them in accordance with generally accepted accounting principles;

(iii) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi) the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 11.08. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.09. Provision of Information. In addition to the reports required under Sections 6.02, 6.03 and 6.04 during the term of this Agreement, the Servicer shall furnish to the Owner such other periodic, special, or other reports or information, whether or not provided for herein, as shall be necessary, reasonable, and appropriate with respect to the Owner or the purposes of this Agreement. All such other reports or information shall be provided by and in accordance with all reasonable instructions and directions which the Owner may give. The Servicer shall notify the Owner with respect to the estimated cost of preparing any such other reports prior to their preparation. If any such other reports or information require the Servicer to perform any additional programming functions to prepare such reports or information, the costs to prepare such reports or information shall be a Servicing Advance and the Servicer shall be reimbursed for such Servicing Advances pursuant to Section 5.05(ii).

Section 11.10. Further Assurances. Each party to this Agreement agrees to execute and deliver such instruments and take such actions as the other party may, from time to time, reasonably request to effect the purpose and carry out the terms of this Agreement.

Section 11.11. No Solicitations. From and after the related Servicing Transfer Date or Sale Date, as the case may be, each of the Servicer and the Purchaser agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Servicer’s or Purchaser’s behalf, to personally, by telephone or mail, solicit the Mortgagor under any Mortgage Loan to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Owner. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Servicer or the Purchaser or any affiliate thereof which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 11.11.

Section 11.12. Financial Statements; Servicing Facilities. In connection with marketing the Mortgage Loans, the Owner may make available to a prospective purchaser consolidated audited financial statements of the Servicer that are generally available to the public, including, without limitation, those financial statements of the Servicer, or its affiliates, filed with the United States Securities and Exchange Commission and those financial statements of the Servicer, or its affiliates, available at http://www.ocwen.com, or at such other internet site of the

Servicer or its affiliates. The Servicer shall make available to the Owner or any prospective purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the Servicer (to the extent such information is generally available to the public), and to permit any prospective purchaser, upon reasonable written notice to the Servicer and at a reasonable time during normal hours of operation for the Servicer, to inspect the Servicer’s servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans and REO Property in accordance with the provisions of this Agreement.

The Servicer shall make available to the Owner or any prospective purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the Servicer, and to permit any prospective purchaser, upon reasonable notice and at a reasonable time, to inspect the Servicer’s servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement.

Section 11.13. Reconstitution.

(a) The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, the Owner may effect one or more Whole Loan Transfers, and/or one or more Pass-Through Transfers. With respect to each Whole Loan Transfer or Pass-Through Transfer, as the case may be, entered into by the Owner, the Servicer agrees:

(i) to cooperate fully with the Owner and any prospective purchaser with respect to all reasonable requests and due diligence procedures including participating in meetings with rating agencies, bond insurers and such other parties as the Owner shall designate and participating in meetings with prospective purchasers of the Mortgage Loans or interests therein and providing information reasonably requested by such purchasers;

(ii) to execute all Reconstitution Agreements provided that each of the Servicer and the Owner is given an opportunity to review and reasonably negotiate in good faith the content of such documents not specifically referenced or provided for herein;

(iii) to cooperate with the Owner and any prospective purchaser with respect to the preparation, endorsement, assignment, or delivery, as the case may be, of any of the Mortgage Loan Documents and other related documents, with respect to servicing requirements reasonably requested by the rating agencies and credit enhancers;

(iv) to negotiate and execute one or more subservicing agreements between the Servicer and the Owner and/or any master servicer which is generally considered to be a prudent master servicer in the secondary mortgage market, designated by the Owner in its sole discretion and/or one or more custodial and servicing agreements among the Owner, the Servicer and a third party custodian/trustee which is generally considered to be a prudent custodian/trustee in the secondary mortgage market designated by the Owner in its sole discretion, in either case for the purpose of pooling the Mortgage Loans with other mortgage loans for resale or securitization; and

(v) in connection with any securitization of any Mortgage Loans, to execute a pooling and servicing agreement, which pooling and servicing agreement may, at the Owner’s direction, contain contractual provisions including, but not limited to, a customary certificate payment delay, servicer advances of delinquent scheduled payments of principal and interest through liquidation (unless deemed non-recoverable) and prepayment interest shortfalls (to the extent of the monthly servicing fee payable thereto), servicing representations and warranties which in form and substance conform to the representations and warranties in this Agreement and to secondary market standards for securities backed by mortgage loans and property similar to the Mortgage Loans and such provisions with regard to servicing responsibilities, investor reporting, segregation and deposit of principal and interest payments, custody of the Mortgage Loans, and other covenants as are required by the Owner and one or more Rating Agencies. If the Owner deems it advisable at any time to pool the Mortgage Loans with other mortgage loans for the purpose of resale or securitization, the Servicer agrees to execute one or more servicing agreements between itself and a master servicer designated by the Owner at the Owner’s sole discretion, and/or one or more servicing agreements among the Servicer, the Owner and a trustee designated by the Owner at the Owner’s sole discretion, such agreements in each case incorporating terms and provisions substantially identical to those described in the immediately preceding paragraph.

Notwithstanding anything to the contrary contained in this Section 11.13 or elsewhere in this Agreement, the Servicer shall have no obligation to enter into any agreement obligating the Servicer to service the Mortgage Loans unless such agreement is acceptable to the Servicer in all respects (including, without limitation, matters relating to the obligations imposed on the Servicer thereunder and the compensation to which the Servicer is entitled thereunder) in the Servicer’s sole and absolute discretion.

In the event that the Servicer is not the master servicer, servicer or sub-servicer with respect to a Reconstitution, any and all reasonable out-of-pocket costs, fees and expenses incurred by the Servicer in connection with the foregoing shall be reimbursed by the Owner after receipt of an invoice therefor and the Owner shall be liable to the Servicer for any applicable Deboarding Fee. All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass-Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

(b) Notwithstanding any provision to the contrary in this Agreement, in the event that the Servicer is the master servicer, servicer or sub-servicer with respect to a Reconstitution, the Owner agrees that in such Reconstitution (i) the Servicer shall be entitled to servicing compensation at least as favorable as the servicing compensation customarily received by the Servicer in comparable transactions, and (ii) any servicing performance termination triggers shall be approved by the Servicer in its reasonable discretion, provided, that in the event that the Servicer fails to approve the servicing performance termination triggers, the Owner shall have the right to terminate the Servicer’s right to service the related Mortgage Loans upon payment to the Servicer of any applicable Deboarding Fee. In the event any terms of the proposed Reconstitution shall materially and adversely affect the economic terms bargained for by Servicer under the related Commitment Letter or Pricing Letter, then the Owner and the Servicer shall renegotiate in good faith the terms under which the Servicer services the Mortgage Loans to take into account the effects of the Reconstitution and, if in the Servicer’s reasonable judgment a satisfactory adjustment of such terms is not made, the Servicer may resign from the duties imposed by this Agreement with respect to the related Mortgage Loans and shall be paid the Deboarding Fee with respect to such Mortgage Loans subject to the provisions set forth herein. In addition, in the event that any Mortgage Loans is sold in a servicing-released Whole Loan Transfer, the Owner shall pay the Deboarding Fee to the Servicer in connection with such Mortgage Loans subject to the provisions set forth herein.

Section 11.14. Jurisdiction; Waiver of Jury Trial. Each of the Owner, OFC and the Servicer hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the Federal Courts of the United States of America for the Southern District of New York and any appellate court thereof in any action or proceeding arising out of or relating to this Agreement, and each of the Owner, OFC and the Servicer hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each of the Owner, OFC and the Servicer hereby irrevocably waives, to the fullest extent permitted under applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Owner, OFC and the Servicer hereby irrevocably consents to the fullest extent permitted under applicable law, to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in this Agreement. Each of the Owner, OFC and the Servicer hereby agrees, to the fullest extent permitted under applicable law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE OWNER AND THE SERVICER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 11.15. Assignment by the Owner. The Owner shall have the right, without the consent of the Servicer, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans and/or REO Property, and designate any Person to exercise any rights of the Owner hereunder, and the assignee or designee shall accede to the rights, and shall assume all of obligations hereunder, of the Owner with respect to such Mortgage Loans and the REO Property, including, without limitation the obligation to reimburse the Servicer for any Servicing Advances. All references to the Owner in this Agreement shall be deemed to include its assignee or designee. In the event the Owner assigns this Agreement, and the assignee assumes any of the Owner’s obligations hereunder, the Servicer acknowledges and agrees to look solely to such assignee, and not to the Owner, for performance of the obligations so assumed and the Owner shall be relieved from any liability to the Servicer with respect thereto.

Section 11.16. Limitation on Assignment by the Servicer. The Owner has entered into this Agreement with the Servicer and subsequent purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Servicer, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Servicer shall not assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion hereof or sell or otherwise dispose of all or substantially all of its property or assets without the prior written consent of the Owner, except: (a) as otherwise provided for in this Agreement, (b) in the case where such assignment, delegation, sale, or disposition is to the corporate parent of the Servicer or to an affiliate of the Servicer, (c) the Servicer, without the consent of the Owner, may retain third party contractors to perform certain servicing and loan administration functions, including without limitation, hazard insurance administration, tax payment and administration, flood certification and administration, collection services and similar functions; provided, that the retention of such contractors by the Servicer shall not limit the obligation of the Servicer to service the Mortgage Loans pursuant to the terms and conditions of this Agreement, or (d) the Servicer (or the Purchaser) may upon notice to the Owner, and without the consent of the Owner, solely in connection with a financing or other facility (any such arrangement, an “Advance Facility”), assign as collateral security or pledge to another Person all its rights, title and interest under this Agreement to the Servicing Rights and its rights to reimbursement of Servicing Advances.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREFORE, this Agreement has been executed as of the day and year first above written.

First NLC Financial Services, LLC

By:	/s/ JEFFREY M. HENSCHEL

Name:	Jeffrey M. Henschel
Title:	President

NLC, Inc.

By:	/s/ JEFFREY M. HENSCHEL

Name:	Jeffrey M. Henschel
Title:	President

First NLC, Inc.

By:	/s/ JEFFREY M. HENSCHEL

Name:	Jeffrey M. Henschel
Title:	President

OCWEN FEDERAL BANK FSB

By:	/s/ RICHARD DELGADO

Name:	RICHARD DELGADO
Title:	Vice President

OCWEN FINANCIAL CORPORATION

By:	/s/ RONALD M. FARIS

Name:	RONALD M. FARIS
Title:	PRESIDENT

EXHIBIT A

DATA TAPE FIELDS

A-1

EXHIBIT B

MORTGAGE LOAN SCHEDULE

A-1

EXHIBIT C

CUSTODIAL ACCOUNT LETTER AGREEMENT

(Date)

To:

(the “Depository”)

As the “Servicer” under the Interim Servicing Agreement, dated as of                                     , 2002 among                                 , Ocwen Financial Corporation and Ocwen Federal Bank FSB (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 5.04 of the Agreement, to be designated as “Ocwen Federal Bank FSB, Custodial Account in trust for                                      - Residential Mortgage Loans and various Mortgagors.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in a violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

OCWEN FEDERAL BANK FSB

By:

Name:

Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number                                     , at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration.

[(Name of Depository)]

By:

Name:

Title:

B-1

EXHIBIT D

ESCROW ACCOUNT LETTER AGREEMENT

(date)

To:

(the “Depository”)

As the “Servicer” under the Interim Servicing Agreement, dated as of [                                     ], 2002 among                                     , Ocwen Financial Corporation and Ocwen Federal Bank FSB (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 5.06 of the Agreement, to be designated as “Ocwen Federal Bank FSB, Escrow Account in trust for                                      - Residential Mortgage Loans and various Mortgagors.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in a violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

OCWEN FEDERAL BANK FSB

By:

Name:

Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number                                     , at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration.

[(Name of Depository)]

By:

Name:

Title:

C-1

EXHIBIT E

CONTENTS OF EACH MORTGAGE SERVICING FILE

With respect to each Mortgage Loan, the Mortgage Servicing File shall include each of the following items, to the extent such items were delivered to the Servicer, which shall be available for inspection by the Owner or such other party designated by the Owner:

1.	Copies of the Mortgage Loan Documents.

2.	Residential loan application.

3.	Mortgage Loan closing statement.

4.	Verification of employment and income.

5.	Verification of acceptable evidence of source and amount of down payment.

6.	Credit report on Mortgagor.

7.	Residential appraisal report.

8.	Photograph of the Mortgaged Property.

9.	Survey of the Mortgaged Property.

10.	Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

11.	All required disclosure statements and statement of Mortgagor confirming receipt thereof.

12.	If available, termite report, structural engineer’s report, water portability and septic certification.

13.	Sales contract.

14.	Hazard insurance policy.

15.	Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

16.	Amortization schedule, if available.

17.	Payment history for Mortgage Loans.

D-1

EXHIBIT F

MONTHLY REPORT AND DELINQUENCY REPORT

[TO BE DELIVERED AS SEPARATE EXCEL FILE]

E-1

EXHIBIT G

FORM OF POWER OF ATTORNEY

LIMITED POWER OF ATTORNEY

                    , a corporation organized and existing under the laws of the State of              and having its principal place of business at                                     ,              as the Owner (hereinafter called the “Owner”) hereby appoints Ocwen Federal Bank FSB (hereinafter called “Ocwen”), as its true and lawful attorney-in-fact to act in the name, place and stead of the Owner for the purposes set forth below.

The said attorneys-in-fact, and each of them, are hereby authorized, and empowered, as follows:

1.	To execute, acknowledge, seal and deliver deed of trust/mortgage note endorsements, lost note affidavits, assignments of deed of trust/mortgage and other recorded documents, satisfactions/releases/reconveyances of deed of trust/mortgage, subordinations and modifications, tax authority notifications and declarations, deeds, bills of sale, and other instruments of sale, conveyance, and transfer, appropriately completed, with all ordinary or necessary endorsements, acknowledgments, affidavits, and supporting documents as may be necessary or appropriate to effect its execution, delivery, conveyance, recordation or filing.

2.	To execute and deliver insurance filings and claims, affidavits of debt, substitutions of trustee, substitutions of counsel, non-military affidavits, notices of rescission, foreclosure deeds, transfer tax affidavits, affidavits of merit, verifications of complaints, notices to quit, bankruptcy declarations for the purpose of filing motions to lift stays, and other documents or notice filings on behalf of the Owner in connection with insurance, foreclosure, bankruptcy and eviction actions.

3.	To endorse any checks or other instruments received by Ocwen and made payable to the Owner.

4.	To pursue any deficiency, debt or other obligation, secured or unsecured, including but not limited to those arising from foreclosure or other sale, promissory note or check. This power also authorizes Ocwen to collect, negotiate or otherwise settle any deficiency claim, including interest and attorney’s fees.

5.	To do any other act or complete any other document that arises in the normal course of servicing of all Mortgage Loans and REO Properties, as defined in, and subject to the terms of, the Interim Servicing and Servicing Rights Purchase Agreement among Ocwen, Ocwen Financial Corporation and the Owner, dated as of , 2002.

F-1

Dated: ____________________________, 200__.

Witness:

Name:

Title:

Name:

Name:

F-2

State of ______________)

  :     ss

County of_____________)

BEFORE ME,                             , a Notary Public in and for the jurisdiction aforesaid, on this              day of                         , 2002, personally appeared                                          who resides at                                                   and who is personally known to me (or sufficiently proven) to be a                              of                              and the person who executed the foregoing instrument by virtue of the authority vested in him/her and he/she did acknowledge the signing of the foregoing instrument to be his/her free and voluntary act and deed as a                                          for the uses, purposes and consideration therein set forth.

Witness my hand and official seal this          day of                     , 200    .

NOTARY STAMP

My Commission Expires:

F-1

EXHIBIT H

LIST OF TAX SERVICE CONTRACT PROVIDERS

First American Real Estate Tax Service

Transamerica Real Estate Tax Service

Fidelity National Tax Service

G-1

EXHIBIT I

SERVICING TRANSFER PROCEDURES

A.	Prior to each Servicing Transfer Date:

1. The Owner or the prior servicer shall inform all hazard, flood, earthquake, private mortgage and any other insurance companies and/or their agents providing insurance with respect to any Mortgage Loan of the transfer and request a change in the loss payee mortgage endorsement clause to the Servicer’s name. With respect to each Mortgage Loan which is covered by a force placed insurance policy, the Owner or the prior servicer shall cause such policy to be canceled as of the Servicing Transfer Date and the Servicer shall cause such insurance to be provided by its force placed carrier as of such Servicing Transfer Date. On the Servicing Transfer Date, the Owner or the prior servicer shall provide to the Servicer a list of all Mortgage Loans covered by force placed insurance that will be canceled in connection with the transfer of the related Servicing Rights to the Servicer. The Owner or the prior servicer shall deliver all force placed cancellation refunds via wire or check with applicable loan level detail within five (5) Business Days after the Servicing Transfer Date.

2. The Owner or the prior servicer shall transfer all transferable life-of-loan real estate tax service contracts on the Mortgage Loans to the extent such contracts are in place, and shall assign and transfer all such contracts to the Servicer at no expense to the Servicer. In the event that a Mortgage Loan is not subject to a fully assignable life of loan tax service contract issued by a tax service contract provider listed on Exhibit H to the Agreement which is assignable to the Servicer or any subsequent Servicer without the payment of any cost or fee, the Servicer shall acquire a tax service contract for any such Mortgage Loan and shall be entitled to reimbursement from the Owner for the cost thereof. The Owner also agrees to reimburse the Servicer for its actual cost in obtaining life of loan flood zone determination tracking from First American Flood Data Services with respect to Mortgage Loans transferred to the Servicing Portfolio without such tracking service. The Servicer shall obtain, at the Owner’s expense, tax reports for any Mortgage Loans that are Non-Performing Mortgage Loans as of the Servicing Transfer Date.

3. The Owner shall, no later than fifteen (15) days prior to the Servicing Transfer Date, cause the prior servicer to inform all Mortgagors of the change in servicer from the Owner (or its designee) to the Servicer by written notice in accordance with applicable law; provided, however, the content and format of such letters shall have the prior approval of the Servicer. The Owner or the prior servicer shall promptly provide the Servicer with copies of all such notices.

4. The Owner or the prior servicer shall pay all private mortgage insurance premiums and all hazard, flood, earthquake and other insurance premiums for insurance covering any of the Mortgage Loans, and real estate taxes for which bills have been received by the Owner or the prior servicer prior to the Servicing Transfer Date, on all Mortgage Loans with impound/escrow accounts, to the extent such premiums or taxes would be delinquent if unpaid within thirty (30) days after the Servicing Transfer Date. The Owner or the prior servicer will send to the Servicer, and the Servicer will pay, any bills received by the Owner or the prior servicer on or after the Servicing Transfer Date, and any such bills received by the Owner or the prior servicer prior to the Servicing Transfer Date, which the Owner or the prior servicer is not required to pay pursuant to this subparagraph.

5. The Owner or the prior servicer shall deliver to the Servicer available computer or like records of the Owner and the prior servicer which contain each item of information specified in Exhibit A to the Agreement and reflect the status of payments, balances and other pertinent information on the Mortgage Loans as of the Servicing Transfer Date (such information shall include, but not be limited to, comprehensive tax and insurance information for each Mortgage Loan, identifying payee, payee address, next payment due date, next amount payable, policy number/parcel number). Such records shall include magnetic tapes, if available, reflecting all computer files maintained by the Owner and the prior servicer with respect to the Mortgage Loans, shall include hard copy trial balance reports and schedules if requested and, as reasonably required by the Servicer, shall be in a format and storage medium acceptable for conversion to the Servicer’s servicing computer system, and shall be delivered within one (1) Business Day prior to the Servicing Transfer Date.

6. The Owner shall deliver a hard copy of the Servicing File for each Mortgage Loan, including copies of pertinent credit files held by the prior servicer within five (5) Business Days after the Servicing Transfer Date. In addition, upon the Servicer’s reasonable request, the Owner or the prior servicer shall assist the Servicer in all reasonable respects in the Servicer’s efforts to obtain any additional documents or information necessary to enable the Servicer to service the Mortgage Loans properly. If a document deficiency has not been cured in a timely manner and is preventing the proper servicing of a Mortgage Loan, upon the Owner’s request, the Servicer may cure such deficiencies and shall be reimbursed by the Owner for costs incurred in connection therewith, which reimbursement may be netted by the Servicer from its remittance to the Owner.

7. With respect to Mortgage Loans for which the Mortgagor is in bankruptcy, the Owner or the prior servicer shall provide the Servicer with the following information to the extent available: attorney name, address and phone number, foreclosure status, bankruptcy status and bankruptcy case number, filing date and chapter. In addition, the Owner or the prior servicer shall notify the bankruptcy trustee with respect to each related Mortgage Loan of the change in servicer from the prior servicer to the Servicer and shall provide the Servicer with copies of such notices.

B.	After each Servicing Transfer Date:

1. Within one (1) Business Day after the Servicing Transfer Date, the Owner or the prior servicer will deliver to the Servicer reports setting forth all Mortgage Loan escrow/impound balances as of the Servicing Transfer Date, reporting all unposted payments and unearned fees which are deemed collected as of the Servicing Transfer Date, and including a reconciliation of such escrow/impound balances.

2. Within one (1) Business Day after the Servicing Transfer Date, the Owner or the prior servicer will deliver to the Servicer all Mortgage Loan histories in bulk or electronically from origination to the Servicing Transfer Date to the extent available. In addition, the Owner shall cause the prior servicer to make Mortgage Loan histories available to the related Mortgagors upon request made during the twelve (12) months following the Servicing Transfer Date to the extent available.

3. The Owner or the prior servicer shall deliver to the Servicer any correspondence received by the Owner or the prior servicer relating to the Mortgage Loans after the Servicing Transfer Date, such as tax bills, insurance bills, borrower letters and the like. Such items shall be forwarded to the Servicer within one (1) Business Day following the day on which the correspondence is received by the Owner or the prior servicer, or as soon thereafter as is practicable. The correspondence shall be forwarded to the Servicer via overnight courier for the first sixty (60) days subsequent to the Servicing Transfer Date and via regular mail thereafter.

4. The Owner or the prior servicer shall deliver to the Servicer any payments on the Mortgage Loans received by the Owner or the prior servicer from the related Mortgagors for a period of sixty (60) days following the Servicing Transfer Date. The Owner shall forward or cause the prior servicer to forward any such payment to the Servicer within one (1) Business Days after the Owner’s or the prior servicer’s receipt thereof, or as soon thereafter as is practicable. Such payments shall be forwarded to the Servicer via overnight courier for the first thirty (30) days subsequent to the Servicing Transfer Date and via regular mail for the following thirty (30) days. Thereafter, the Owner may return or cause the prior servicer to return to the related Mortgagors any payments on the Mortgage Loans received by the Owner or prior servicer.

5. The Owner will reimburse the Servicer for any outstanding Servicing Advances for which there are insufficient proceeds in the Custodial Account and will reimburse the Servicer for trailing expenses incurred by a prior servicer prior to but invoiced after the Transfer Date within 10 Business Days of notification of such trailing expenses. The Owner shall reimburse the Servicer for trailing expenses incurred by the Servicer prior to but invoiced after the date of replacement or resignation of the Servicer or the date of transfer of servicing to a successor Servicer, upon presentation of invoices or other reasonable documentation of such expenses, such reimbursement to be made within 10 Business Days of presentation of such documentation.

6. The Owner or the prior servicer shall prepare and send Internal Revenue Service Form 1098 and 1099 forms to all Mortgagors for the period from January 1 of the year in which the Servicing Transfer Date occurs through the Servicing Transfer Date.

7. No later than one (1) Business Days after the Servicing Transfer Date, the Owner or the prior servicer shall deliver to the Servicer, copies of all cut-off or accounting reports relating to the Mortgage Loans as of the Servicing Transfer Date, including a trial balance and reports of collections, delinquencies, prepayments, curtailments, escrow payments, escrow balances, partial payments, partial payment balances and other like information on the Mortgage Loans.

8. The Owner or the prior servicer shall mail year-end statements reporting interest income and interest expense statements to the Mortgagors for the period from January 1 of the year in which the Servicing Transfer Date occurs through the Servicing Transfer Date.

EXHIBIT J

FORM OF PRICING LETTER

[OWNER LETTERHEAD]

[Date]

Ocwen Financial Corporation

1675 Palm Beach Lakes Blvd.

West Palm Beach, Florida 33401

Attn:

Ocwen Federal Bank FSB

1675 Palm Beach Lakes Blvd.

West Palm Beach, Florida 33401

Attn:

Re: Pricing Letter

Ladies and Gentlemen:

This letter agreement (the “Pricing Letter”) among Ocwen Federal Bank FSB (the “Servicer”), [Ocwen Financial Corporation (the “Purchaser”)*] and [Owner] (the “Owner”) sets forth our agreement pursuant to which the Owner is selling, and the Servicer [Purchaser*] is purchasing, the right to service those certain mortgage loans identified in Schedule I hereto and more particularly described herein (the “Mortgage Loans”).

The sale of the servicing rights attributable to the Mortgage Loans as contemplated herein shall be governed by that certain Interim Servicing and Servicing Rights Purchase Agreement dated as of             , 2002, among the Servicer, [Ocwen Financial Corporation*] the Purchaser and the Owner (as such may be amended from time to time, the “Agreement”).

All exhibits hereto are incorporated herein in their entirety. In the event there exists any inconsistency between the Agreement and this Pricing Letter, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

1. Assignment and Conveyance of Servicing Rights. The Owner shall sell, transfer, assign and convey to the Servicer [Purchaser*], subject to the terms of this Pricing Letter and the Agreement, all of the right, title and interest of the Owner in and to the Servicing Rights attributable to the Mortgage Loans, in exchange for the Purchase Price therefor.

2. Defined Terms. As used in the Agreement, the following defined terms shall have meanings set forth below.

(a)	Sale Date: [DATE].

(b)	Scheduled Balance: $ .

*	May be deleted unless OFC is the Purchaser.

(c)	Servicing Transfer Date: [DATE], or such other date mutually agreed to by the parties.

(d)	Servicing Fee: The monthly fee equal to one-twelfth the product of (a) % and (b) the outstanding principal balance of such Mortgage Loan as of the first day of the related collection period.

3.	Applicable Servicing Agreement: [Specify applicable Reconstitution Agreement].

4.	Purchase Price Terms

(a)	Purchase Price Percentage: .

(b)	Purchase Price: $ .

(c)	Holdback: $ .

(d)	Net Proceeds: $ .

(e)	Purchase Proceeds: With respect to each Mortgage Loan, the sum of (a) the product of (i) the Scheduled Balance of such Mortgage Loan, and (ii) the Purchase Price Percentage. The Purchase Price owing to the Owner, net of the Holdback, shall be paid on the Sale Date. The Holdback shall be paid upon the delivery of all Mortgage Servicing Files and related materials to evidence the ownership of the Servicing Rights by the Purchaser.

(f)	The Purchase Price shall be paid to the Owner by wire transfer to the following account: [Insert Owner Wire Instructions]

Kindly acknowledge your agreement to the terms of this Pricing Letter by signing in the appropriate space below and returning this Pricing Letter to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Very Truly Yours,

[OWNER] as Owner

By:

Name:
Title:

Acknowledged and Agreed

OCWEN FEDERAL BANK FSB as Servicer

By:

Name:
Title:

[OCWEN FINANCIAL CORPORATION, as Purchaser

By:

Name:
Title: *]

EXHIBIT K

[FORM OF BILL OF SALE]

On this          day of                     ,             , [Owner] (“Assignor”) does hereby sell, transfer, assign, set over and convey to [Ocwen Federal Bank FSB][Ocwen Financial Corporation], without recourse, all of the right, title and interest of the Assignor in and to the Servicing Rights attributable to the mortgage loans identified on the Mortgage Loan Schedule attached hereto as Schedule I (the “Mortgage Loans”).

Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Interim Servicing and Servicing Rights Purchase Agreement, dated as of the      day of             , 2002, by and among Ocwen Federal Bank FSB, Ocwen Financial Corporation and the Assignor.

Assignor hereby represents and warrants that Assignor is the sole legal, beneficial and equitable owner of the Servicing Rights related to the Mortgage Loans and has full power and authority to transfer and sell the Servicing Rights related to the Mortgage Loans to [Ocwen Federal Bank FSB][Ocwen Financial Corporation] free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest in the Servicing Rights.

This Bill of Sale shall be governed by, and construed in accordance with, the laws of the [State of New York].

[OWNER]

By:

Name:
Title:

J-1

EXHIBIT L

CERTIFICATE REGARDING GEORGIA LOANS

Reference is made to the Georgia Fair Lending Act (the “Act), which went into effect on October 1, 2002. As of each Transfer Date, the Owner certifies that each of the following representations are true with regard to Mortgage Loans originated in Georgia after October 1, 2002 (“Loans”).

1.	No Loan finances any insurance or other coverage written in connection with a home loan that provides for cancellation of all or part of a borrower’s liability in the event of loss of life, health, personal property or income.

2.	No Loan was made in connection with a recommendation or encouragement of default on an existing loan or other debt, following which the Loan refinanced all or any portion of such existing loan or debt.

3.	No Loan document provides for a late payment penalty unless:

a. the payment was past due for ten days or more,

b. the charge did not exceed 5 percent of the amount of the late payment, and

c. no more than one late payment fee is charged for such late payment.

4.	No fee may be charged for transmitting a pay off balance on any Loan, unless such information is provided by facsimile or within 60 days of a previous request, and the fee does not exceed $10.00.

5.	None of the Loans were made in connection with the refinancing of an existing home loan that was consummated within the prior five years, unless the refinancing provided reasonable, tangible net benefit to the borrower considering all relevant circumstances.

6.	None of the Loans were made in connection with the refinancing of a mortgage that was consummated within the prior five years and was originated, subsidized, or guaranteed by or through a state, tribal, or local government or a nonprofit organization, which provided special terms beneficial to the borrower that were lost as a result of the refinancing.

7.	No High-Cost Home Loan provides for:

7.1 prepayment fees or penalties to be charged to the borrower after the last day of the twenty-fourth month following the loan closing;

J-2

7.2 prepayment fees which exceed in the aggregate (i) more than 2 percent of the loan amount prepaid within the first 12 months following closing, or (ii) more than 1 percent of the amount prepaid in the second 12 months following closing;

7.3 scheduled payments that are more than twice as large as the average of earlier scheduled payments, unless the payment schedule is adjusted to the seasonal or irregular income of the borrower;

7.4 payment terms under which the outstanding principal balance will increase at any time over the course of the loan because regular payments do not cover interest due;

7.5 increases in the interest rate after default;

7.6 terms under which more than two periodic payments are consolidated and paid in advance from the loan proceeds provided to the borrower;

7.7 terms that require the borrower to assert a claim or defense in a forum that is more costly or less convenient than the state where the borrower may otherwise bring the claim;

7.8 fees to modify, renew, extend, amend or defer a payment due under a High-Cost Home Loan; and

7.9 the arbitrary accelaration of a High-Cost Home Loan.

8.	At the time each High-Cost Home Loan was made, it was reasonable to believe that the borrower residing in the home would be able to make the scheduled loan payments.

9.	The security documents for each High-Cost Home Loan contain a legend or notice that the mortgage is subject to the provisions of the Act.

10.	The Owner has obtained certification from a counselor with a third-party nonprofit organization approved by HUD or the Georgia Housing and Finance Authority that each borrower under a High-Cost Home Loan has received counseling on the advisability of his/her respective Loan.

11.	No High-Cost Home Loan was made, arranged, or assigned by a person selling home improvements to the dwelling of a borrower.

12.	None of the Loans resulted from a divided loan transaction consummated in an attempt to avoid application of any federal or state laws.

13.	All Loans have been made, originated and serviced through the Transfer Date in compliance with the Georgia Fair Lending Act.

J-3